Exhibit 4

Independent Auditor’s Report

to the Members of Petropavlovsk PLC continued

For the year ended 31 December 2013

Opinion on other matters prescribed by the Companies Act 2006

In our opinion:

–	the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

–	the information given in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Matters on which we are required to report by exception

Adequacy of explanations received and accounting records

Under the Companies Act 2006 we are required to report to you if, in our opinion:

–	we have not received all the information and explanations we require for our audit; or

–	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

–	the parent company financial statements are not in agreement with the accounting records and returns.

We have nothing to report in respect of these matters.

Directors’ remuneration

Under the Companies Act 2006 we are also required to report if in our opinion certain disclosures of directors’ remuneration have not been made or the part of the Directors’ Remuneration Report to be audited is not in agreement with the accounting records and returns. Under the Listing Rules we are required to review certain elements of the Directors’ Remuneration Report. We have nothing to report arising from these matters or our review.

Corporate Governance Statement

Under the Listing Rules we are also required to review the part of the Corporate Governance Statement relating to the company’s compliance with nine provisions of the UK Corporate Governance Code.

We have nothing to report arising from our review.

Our duty to read other information in the Annual Report

Under International Standards on Auditing (UK and Ireland), we are required to report to you if, in our opinion, information in the annual report is:

–	materially inconsistent with the information in the audited financial statements; or

–	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the group acquired in the course of performing our audit; or

–	otherwise misleading.

In particular, we are required to consider whether we have identified any inconsistencies between our knowledge acquired during the audit and the directors’ statement that they consider the annual report is fair, balanced and understandable and whether the annual report appropriately discloses those matters that we communicated to the audit committee which we consider should have been disclosed. We confirm that we have not identified any such inconsistencies or misleading statements.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors. We also comply with International Standard on Quality Control 1 (UK and Ireland). Our audit methodology and tools aim to ensure that our quality control procedures are effective, understood and applied. Our quality controls and systems include our dedicated professional standards review team, strategically focused second partner reviews and independent partner reviews.

114 Petropavlovsk Annual Report 2013

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s and the parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on,or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Douglas King, FCA

(Senior statutory auditor)

for and on behalf of Deloitte LLP

Chartered Accountants and Statutory Auditor

London, United Kingdom
28 April 2014

Petropavlovsk Annual Report 2013 115

Financial

statements

In this section

Consolidated Income Statement	118
Consolidated Statement of Comprehensive Income	119
Consolidated Balance Sheet	120
Consolidated Statement of Changes in Equity	121
Consolidated Cash Flow Statement	122
Notes to the Consolidated Financial Statements	123
Company Balance Sheet	167
Notes to the Company Financial Statements	168
Appendix, Glossary and Definitions	173

116 Petropavlovsk Annual Report 2013

Petropavlovsk Annual Report 2013 117

Consolidated Income Statement

For the year ended 31 December 2013

		2013			2012 Restated (a)
		Before			Before
		exceptional	Exceptional		exceptional	Exceptional
		items	items	Total	items	items	Total
	note	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Continuing operations
Group revenue	5	1,199,784	–	1,199,784	1,235,488	–	1,235,488
Operating expenses	6	(1,143,407)	(523,366)	(1,666,773)	(983,626)	(126,402)	(1,110,028)
		56,377	(523,366)	(466,989)	251,862	(126,402)	125,460
Share of results of associates		(711)	–	(711)	(81)	–	(81)
Operating profit		55,666	(523,366)	(467,700)	251,781	(126,402)	125,379
Investment income	9	888	–	888	1,709	–	1,709
Interest expense	9	(75,268)	–	(75,268)	(73,227)	–	(73,227)
Other finance gains/( losses)	9	–	19,365	19,365	(13,581)	–	(13,581)
(Loss)/profit before taxation		(18,714)	(504,001)	(522,715)	166,682	(126,402)	40,280
Taxation	10	(52,251)	61,118	8,867	(47,956)	8,845	(39,111)
(Loss)/profit for the period from continuing operations		(70,965)	(442,883)	(513,848)	118,726	(117,557)	1,169
Discontinued operations
Loss for the period from discontinued operations	27	(18,936)	(180,439)	(199,375)	(26,273)	(218,844)	(245,117)
(Loss)/profit for the period		(89,901)	(623,322)	(713,223)	92,453	(336,401)	(243,948)
Attributable to:
Equity shareholders of Petropavlovsk PLC		(78,492)	(532,218)	(610,710)	98,771	(258,429)	(159,658)
Continuing operations		(67,978)	(441,066)	(509,044)	116,926	(117,557)	(631)
Discontinued operations		(10,514)	(91,152)	(101,666)	(18,155)	(140,872)	(159,027)
Non-controlling interests		(11,409)	(91,104)	(102,513)	(6,318)	(77,972)	(84,290)
Continuing operations		(2,987)	(1,817)	(4,804)	1,800	–	1,800
Discontinued operations		(8,422)	(89,287)	(97,709)	(8,118)	(77,972)	(86,090)

Earnings/(loss) per share
Basic (loss)/earnings per share	11
From continuing operations		(US$0.34)	(US$2.25)	(US$2.59)	US$0.60	(US$0.60)	US$0.00
From discontinued operations		(US$0.06)	(US$0.46)	(US$0.52)	(US$0.09)	(US$0.72)	(US$0.81)
		(US$0.40)	(US$2.71)	(US$3.11)	US$0.51	(US$1.32)	(US$0.81)
Diluted (loss)/earnings per share	11
From continuing operations		(US$0.34)	(US$2.25)	(US$2.59)	US$0.60	(US$0.60)	US$0.00
From discontinued operations		(US$0.06)	(US$0.46)	(US$0.52)	(US$0.09)	(US$0.72)	(US$0.81)
		(US$0.40)	(US$2.71)	(US$3.11)	US$0.51	(US$1.32)	(US$0.81)

(a) Note 2.1.

118 Petropavlovsk Annual Report 2013

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2013

	2013	2012
		Restated (a)
	US$’000	US$’000
Loss for the period	(713,223)	(243,948)
Items that may be reclassified subsequently to profit or loss:
Revaluation of available-for-sale investments	(130)	(298)
Exchange differences on translating foreign operations	(4,688)	3,516
Changes in fair value of cash flow hedges	62,839	–
Deferred taxation thereon	(12,569)	–
Other comprehensive income for the period net of tax	45,452	3,218
Total comprehensive expense for the period	(667,771)	(240,730)
Attributable to:
Equity shareholders of Petropavlovsk PLC	(565,333)	(156,729)
Non-controlling interests	(102,438)	(84,001)
	(667,771)	(240,730)
Total comprehensive expense for the period attributable to equity shareholders of Petropavlovsk PLC arises from:
Continuing operations	(462,816)	1,431
Discontinued operations	(102,517)	(158,160)
	(565,333)	(156,729)

(a) Note 2.1.

Petropavlovsk Annual Report 2013 119

Consolidated Balance Sheet

At 31 December 2013

		2013	2012
	note	US$’000	US$’000
Assets
Non-current assets
Goodwill		–	21,675
Exploration and evaluation assets	13	116,008	189,555
Property, plant and equipment	14	1,171,962	1,606,466
Prepayments for property, plant and equipment		26,376	20,588
Investments in associates		7,938	8,246
Available-for-sale investments		124	255
Inventories	15	34,834	66,204
Other non-current assets		412	904
Deferred tax assets	21	346	1,373
		1,358,000	1,915,266
Current assets
Inventories	15	259,915	345,992
Trade and other receivables	16	106,748	189,261
Derivative financial instruments	18	62,838	–
Cash and cash equivalents	17	170,595	159,226
		600,096	694,479
Assets of disposal group classified as held for sale	27	684,987	717,955
		1,285,083	1,412,434
Total assets		2,643,083	3,327,700
Liabilities
Current liabilities
Trade and other payables	19	(98,893)	(145,798)
Current income tax payable		(9,830)	(12,365)
Borrowings	20	(158,495)	(83,789)
		(267,218)	(241,952)
Liabilities of disposal group associated with assets classified as held for sale	27	(228,946)	(179,639)
		(496,164)	(421,591)
Net current assets		788,919	990,843
Non-current liabilities
Borrowings	20	(960,517)	(1,138,732)
Deferred tax liabilities	21	(37,896)	(77,286)
Provision for close down and restoration costs	22	(36,169)	(33,978)
		(1,034,582)	(1,249,996)
Total liabilities		(1,530,746)	(1,671,587)
Net assets		1,112,337	1,656,113
Equity
Share capital	23	3,041	2,891
Share premium		376,991	377,140
Merger reserve		19,265	130,011
Own shares	24	(8,925)	(10,196)
Hedging reserve		49,807	–
Convertible bond reserve	20	48,235	59,032
Share-based payments reserve		11,096	24,015
Other reserves		(89)	4,341
Retained earnings		360,999	853,619
Equity attributable to the shareholders of Petropavlovsk PLC		860,420	1,440,853
Non-controlling interests		251,917	215,260
Total equity		1,112,337	1,656,113

These consolidated financial statements for Petropavlovsk PLC, registered number 4343841, were approved by the Directors on 28 April 2014 and signed on their behalf by:

Peter Hambro	Andrey Maruta
Director	Director
120 Petropavlovsk Annual Report 2013

Consolidated Statement of Changes in Equity

For the year ended 31 December 2013

		Total attributable to equity holders of Petropavlovsk PLC
	note	Share capital US$’000	Share premium US$’000	Merger reserve US$’000	Own shares US$’000	Convertible bonds reserve US$’000	Share based payments reserve US$’000	Hedging reserve US$’000	Other reserves US$’000	Retained earnings US$’000	Total US$’000	Non- controlling interests US$’000	Total equity US$’000
Balance at 1 January 2012		2,891	377,140	331,704	(10,444)	59,032	13,703	–	1,412	857,378	1,632,816	275,115	1,907,931
Total comprehensive income for the period		–	–	–	–	–	–	–	2,929	(159,658)	(156,729)	(84,001)	(240,730)
Loss for the period		–	–	–	–	–	–	–	–	(159,658)	(159,658)	(84,290)	(243,948)
Other comprehensive income		–	–	–	–	–	–	–	2,929	–	2,929	289	3,218
Dividends		–	–	–	–	–	–	–	–	(35,022)	(35,022)	–	(35,022)
Share based payments		–	–	–	–	–	10,625	–	–	496	11,121	–	11,121
Vesting of awards within Petropavlovsk PLC LTIP		–	–	–	248	–	(313)	–	–	65	–	–	–
Issue of ordinary shares by subsidiary		–	–	–	–	–	–	–	–	(11,333)	(11,333)	24,388	13,055
Disposal of share of subsidiaries		–	–	–	–	–	–	–	–	–	–	(6,750)	(6,750)
Acquisition of shares of subsidiaries		–	–	–	–	–	–	–	–	–	–	6,508	6,508
Transfer to retained earnings (a)		–	–	(201,693)	–	–	–	–	–	201,693	–	–	–
Balance at 1 January 2013		2,891	377,140	130,011	(10,196)	59,032	24,015	–	4,341	853,619	1,440,853	215,260	1,656,113
Total comprehensive income for the period		–	–	–	–	–	–	49,807	(4,430)	(610,710)	(565,333)	(102,438)	(667,771)
Loss for the period		–	–	–	–	–	–	–	–	(610,710)	(610,710)	(102,513)	(713,223)
Other comprehensive income/(expense)		–	–	–	–	–	–	49,807	(4,430)	–	45,377	75	45,452
Dividends	12	–	–	–	–	–	–	–	–	(5,774)	(5,774)	–	(5,774)
Bonus share issue		150	(149)	–	(1)	–	–	–	–	–	–	–	–
Share based payments	29	–	–	–	–	–	5,807	–	–	1,406	7,213	–	7,213
Vesting of awards within Petropavlovsk PLC LTIP		–	–	–	1,272	–	(18,726)	–	–	17,454	–	–	–
Issue of ordinary shares by subsidiary		–	–	–	–	–	–	–	–	(16,533)	(16,533)	142,619	126,086
Buy-back of Convertible Bonds		–	–	–	–	(10,797)	–	–	–	10,797	–	–	–
Other transaction with non- controlling interests		–	–	–	–	–	–	–	–	(6)	(6)	(3,524)	(3,530)
Transfer to retained earnings (a)		–	–	(110,746)	–	–	–	–	–	110,746	–	–	–
Balance at 31 December 2013		3,041	376,991	19,265	(8,925)	48,235	11,096	49,807	(89)	360,999	860,420	251,917	1,112,337

(a) Arises from an adjustment to the book value of the investment in the Company financial statements to reflect changes in the value of the Group’s investment in IRC Limited (note 27).

Petropavlovsk Annual Report 2013 121

Consolidated Cash Flow Statement

For the year ended 31 December 2013

		2013	2012
	note	US$’000	US$’000
Cash flows from operating activities
Cash generated from operations	25	407,369	410,236
Interest paid		(85,479)	(71,329)
Income tax paid		(40,267)	(67,003)
Net cash from operating activities		281,623	271,904
Cash flows from investing activities
Acquisitions of subsidiaries, net of cash acquired		–	920
Proceeds from disposal of subsidiaries, net of liabilities settled		49,210	7,725
Proceeds from disposal of the Group’s interests in joint ventures and available–for-sale investments		–	508
Purchase of property, plant and equipment		(301,299)	(549,960)
Exploration expenditure		(47,281)	(70,915)
Proceeds from disposal of property, plant and equipment		2,588	1,968
Loans granted		(453)	(304)
Repayment of amounts loaned to other parties		2,746	87
Interest received		1,910	2,701
Net cash used in investing activities		(292,579)	(607,270)
Cash flows from financing activities
Proceeds from issue of ordinary shares by IRC, net of transaction costs		126,887	–
Proceeds from borrowings		166,319	639,853
Repayments of borrowings		(182,458)	(308,681)
Debt transaction costs paid in connection with ICBC facility		(1,031)	(1,500)
Dividends paid to shareholders of Petropavlovsk PLC		(5,774)	(35,213)
Dividends paid to non-controlling interests		(5)	(13)
Net cash from financing activities		103,938	294,446
Net increase/(decrease) in cash and cash equivalents in the period		92,982	(40,920)
Effect of exchange rates on cash and cash equivalents		(7,507)	4,626
Cash and cash equivalents at beginning of period	17	159,226	213,556
Cash and cash equivalents re-classified as assets held for sale at beginning of the period	27	18,036	–
Cash and cash equivalents re-classified as assets held for sale at end of the period	27	(92,142)	(18,036)
Cash and cash equivalents at end of period	17	170,595	159,226

122 Petropavlovsk Annual Report 2013

Notes to the Consolidated Financial Statements

For the year ended 31 December 2013

1.  General information

Petropavlovsk PLC (the “Company”) is a company incorporated and registered in England and Wales. The address of the registered office is 11 Grosvenor Place, London SW1X 7HH.

2.  Significant accounting policies

2.1. Basis of preparation and presentation
The consolidated financial statements of Petropavlovsk PLC and its subsidiaries (the ‘Group’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as adopted by the European Union, IFRIC Interpretations and the Companies Act 2006. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale financial investments, financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

Going concern

The Group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the Strategic Report on pages 4 to 69 of this Annual Report. The financial position of the Group, its cash flows and liquidity position are described in the Chief Financial Officer’s Statement on pages 60 to 69 of this Annual Report. In addition, note 31 to these consolidated financial statements includes the Group’s objectives, policies and processes for managing its capital, its financial risk management objectives, details of its financial instruments and hedging activities, and its exposures to credit risk and liquidity risk.

As described in the Chairman’s Statement on pages 4 and 5 of this Annual Report, following the significant decline in the gold price over the year and notwithstanding subsequent revision of the Group’s plans, in the absence of refinancing the Group’s forecasts show breaches of certain covenants in its banking facilities at 31 December 2014. In addition the US$310.5 million outstanding Convertible Bonds are due for repayment in February 2015 and the Group does not currently have sufficient committed facilities or available funds to refinance this debt.

As explained on page 5 of this Annual Report, the Group has developed a refinancing plan which includes negotiating with the Group’s senior lenders and ICBC (on relaxation of the covenants in its banking facilities) and refinancing its Convertible Bonds. Based on negotiations conducted to date, the Directors have a reasonable expectation that the Group will receive sufficient relaxation of covenants in its banking facilities and refinance its Convertible Bonds maturing in February 2015.

The Directors have concluded that the combination of these circumstances represents a material uncertainty that casts significant doubt upon the Group’s ability to continue as a going concern and that, therefore, the Group may be unable to realise its assets and discharge its liabilities in the normal course of business. Nevertheless, after making enquiries and considering the uncertainties described above, the Directors have a reasonable expectation that the refinancing will be concluded successfully and the Group will therefore have adequate resources to continue in operational existence for the foreseeable future, being at least the next 12 months from the date of approval of the 2013 Annual Report and Accounts. Accordingly, they continue to adopt the going concern basis of accounting in preparing these consolidated financial statements.

Comparatives

Following presentation of IRC as a discontinued operation (note 27) and changes in the composition of the Group’s reportable segments (note 4), comparative information for the year ended 31 December 2012 has been represented. Following issue of shares to the Company Shareholders during the year ended 31 December 2013 as part of the dividend considerations (note 12 and 23), earnings per share for the year ended 31 December 2012 have been recalculated using the new number of shares (note 11).

2.2. Adoption of new and revised standards and interpretations

New and revised standards and interpretations adopted for the current reporting period

New and revised Standards and Interpretations that are applicable to the Group and have been adopted in the current year are set out below. Their adoption has not had any significant impact on the amounts reported in these consolidated financial statements but may impact the accounting for future transactions and arrangements.

–	IFRIC 20 ‘Stripping Costs in the Production Phase of a Surface Mine’: The Group’s existing accounting policy for stripping costs (note 2.16) was in line with the requirements included in IFRIC 20 and, as such, adoption of this interpretation did not have any significant impact on the amounts reported in these consolidated financial statements.

–	IAS 1 ‘Presentation of Financial Statements
–Presentation of Items of Other Comprehensive Income’ (Amendment): The main change resulting from these amendments is a requirement for entities to group items presented in ‘other comprehensive income’ on the basis of whether they are potentially subsequently reclassifiable to profit or loss. Please refer to the consolidated statement of comprehensive income for relevant disclosures.

–	IFRS 7 ‘Financial Instruments: Disclosures’ (Amendment): IFRS 7 has been amended to require disclosure of information about rights of set-off and related arrangements in regard to financial assets and liabilities. The application of the amended standard had no impact on these consolidated financial statements.

Petropavlovsk Annual Report 2013 123

Notes to the Consolidated Financial Statements

For the year ended 31 December 2013

2. Significant accounting policies continued

–	IFRS 13 ‘Fair Value Measurement’: IFRS 13 aims to improve consistency and establish a single framework for measuring fair value when such measurements are required or permitted by other IFRSs. The application of the standard has not had any significant impact on fair value measurements carried out by the Group and the amounts reported in these consolidated financial statements. IFRS 13 also requires certain additional disclosures to assist users to understand the valuation techniques and inputs used to develop fair value measurements which have been reflected in the relevant notes to these consolidated financial statements.

–	IAS 19 ‘Employee Benefits’ (Revised):

IAS 19 (Revised) includes a number of amendments to the accounting for defined benefit plans and related disclosures.

The application of the standard had no impact on these consolidated financial statements.

–	Annual Improvements 2011.

New standards, amendments and interpretations that are applicable to the Group, issued but not yet effective for the reporting period beginning 1 January 2014 and not early adopted

At the date of authorisation of these consolidated financial statements, the following Standards and Interpretations which have not been applied in these consolidated financial statements were in issue but not yet effective (and in some cases had not yet been adopted by the EU):

Effective for annual periods
beginning on or after
IFRS 10 ‘Consolidated Financial Statements’ replaces previous guidance on control and consolidation in IAS 27 ‘Consolidated and Separate Financial Statements’ and SIC 12 ‘Consolidation – Special Purpose Entities’ and builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.	1 January 2014
IFRS 11 ‘Joint Arrangements’ focuses on rights and obligations of the parties to the arrangement rather than its legal form. Proportional consolidation of joint arrangements is no longer permitted.	1 January 2014
IFRS 12 ‘Disclosure of Interests in Other Entities’ includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, structured entities and other off balance sheet vehicles.	1 January 2014
Amendments to IAS 36 ‘Impairment of Assets’ – ‘Recoverable Amount Disclosures for Non-Financial Assets’ revise disclosure requirements related to the measurement of the recoverable amount of impaired assets if that amount is based on fair value less costs of disposal.	1 January 2014
Amendments to IAS 39 ‘Financial Instruments: Recognition and Measurement – Novation of Derivatives and Continuation of Hedge Accounting’.	1 January 2014
Amendments to IAS 32 ‘Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities’.	1 January 2014
Amendments to IFRS 10, IFRS 12 and IAS 27 ‘Separate Financial Statements: Investment Entities’.	1 January 2014
IFRIC 21 ‘Levies’ provides guidance on when to recognise a liability for a levy imposed by a government.	1 January 2014
Amendments to IAS 19 ‘Employee Benefit Defined Benefit Plans – Employee Contributions provides additional guidance on the accounting for contributions from employees or third parties set out in the formal terms of a defined benefit plan.	1 January 2014
IFRS 9 ‘Financial instruments’ addresses the classified measurement and recognition of financial assets and financial liabilities.	Effective date has been removed (previously 1 January 2015)

The Directors do not expect that the adoption of the standards, amendments and interpretations listed above will have a material impact on the Group’s consolidated financial statements, except for IFRS 9 which impact is being evaluated.

2.3.	Exceptional items

Exceptional items are those significant items of income and expense, which due to their nature or the expected infrequency of the events that give rise to these items should, in the opinion of the Directors, be disclosed separately to enable better understanding of the financial performance of the Group.

2.4.	Basis of consolidation

These consolidated financial statements consist of the financial statements of the Company and the entities controlled by the Company (its subsidiaries) as at the balance sheet date.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date on which control ceases.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, adjustments are made to the financial statements of subsidiaries to ensure consistency of accounting policies with the policies adopted by the Group.

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein.

The interests of non-controlling shareholders may be initially measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s

124 Petropavlovsk Annual Report 2013

dentifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. The recognised income and expense are attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

2.5.	Business combinations

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for each acquisition is measured at the aggregate of the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. Where applicable, the consideration transferred includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are recognised in profit or loss as incurred.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognises any non-controlling interest in the acquiree at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets, on an acquisition- by-acquisition basis.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired are recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognised directly in the statement of recognised income and expenses.

2.6.	Non-controlling interests

The Group treats transactions with non- controlling interests as transactions with equity owners. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

2.7.	Acquisition of assets

Frequently, the acquisition of mining licences is effected through a non-operating corporate structure. As these structures do not represent a business, it is considered that the transactions do not meet the definition of a business combination. Accordingly the transaction is accounted for as the acquisition of an asset. The net assets acquired are recognised at cost.

Where the Group has full control but does not own 100% of the assets, then non-controlling interests are recognised at an equivalent amount based on the Group’s cost, the assets continue to be carried at cost and changes in those values are recognised in equity.

2.8.	Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control). Joint venture arrangements that involve the establishment of a separate entity in which each venturer has an interest are referred to as jointly controlled entities.

The Group’s interests in jointly controlled entities are accounted for by using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Interests in joint ventures are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the jointly controlled entity recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

The Group’s share of its joint ventures’ post-acquisition profits or losses is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment in joint ventures.

2.9.	Investments in associates

An associate is an entity over which the Group is in a position to exercise significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Investments in associates are accounted for using the equity method of accounting, except when the investment is classifi d as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Investments in associates are carried in the balance sheet at cost as adjusted by post- acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

When a Group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate. Losses may provide evidence of an impairment of the asset transferred in which case appropriate provision is made for the impairment.

Petropavlovsk Annual Report 2013 125

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

2. Significant accounting policies continued

2.10.   Non-current assets held for sale

Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

2.11.	Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in US Dollars, which is the Group’s presentation currency. The functional currency of the Company is the US Dollar.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations which have a functional currency other than US Dollars are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year, unless exchange rates fluctuate significantly during that year, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and expenses and accumulated in equity, with share attributed to non-controlling interests as appropriate. On the disposal of a foreign operation, all of the accumulated exchange differences in respect of that operation attributable to the shareholders of the Company are reclassified to profit or loss.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation.

2.12.	Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of a subsidiary, associate or joint venture at the date of acquisition. Goodwill on acquisition of a subsidiary is included in non-current assets as a separate line item. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses.

Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill on acquisition of an associate or a joint venture is included in the carrying amount of investment and is tested for impairment as part of the overall balance.

Goodwill is allocated to those cash-generating units or groups of cash-generating units that are expected to benefit from the synergies of the business combination in which the goodwill arose.

The excess of the acquirer’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities acquired over cost is recognised immediately in the income statement.

2.13.	Intangible assets

Exploration and evaluation expenditure and mineral rights acquired

Exploration and evaluation expenditure incurred in relation to those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale, or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves, are capitalised and recorded on the balance sheet within intangible assets for mining projects at the exploration stage.

Exploration and evaluation expenditure comprise costs directly attributable to:

–	Researching and analysing existing exploration data;

–	Conducting geological studies, exploratory drilling and sampling;

–	Examining and testing extraction and treatment methods;

–	Compiling pre-feasibility and feasibility studies; and

The rates of exchange used to translate balances from other currencies into US Dollars were as follows (currency per US Dollar):

	As at 31 December 2013	Average year ended 31 December 2013	As at 31 December 2012	Average year ended 31 December 2012
GB Pounds Sterling (GBP : US$)	0.60	0.64	0.62	0.63
Russian Rouble (RUR : US$)	32.73	31.85	30.37	31.07

126 Petropavlovsk Annual Report 2013

–	Costs incurred in acquiring mineral rights, the entry premiums paid to gain access to areas of interest and amounts payable to third parties to acquire interests in existing projects.

Mineral rights acquired through a business combination or an asset acquisition are capitalised separately from goodwill if the asset is separable or arises from contractual or legal rights and the fair value can be measured reliably on initial recognition.

Exploration and evaluation expenditure capitalised and mining rights acquired are subsequently valued at cost less impairment. In circumstances where a project is abandoned, the cumulative capitalised costs related to the project are written off in the period when such decision is made.

Exploration and evaluation expenditure capitalised and mining rights within intangible assets are not depreciated. These assets are transferred to mine development costs within property, plant and equipment when a decision is taken to proceed with the development of the project.

2.14.    Property, plant and equipment

Land and buildings, plant and equipment

On initial recognition, land, property, plant and equipment are valued at cost, being the purchase price and the directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by the Group.

Assets in the course of construction are capitalised in the capital construction in progress account. On completion, the cost of construction is transferred to the appropriate category of property, plant and equipment.

Development expenditure

Development expenditure incurred by or on behalf of the Group is accumulated separately for each area of interest in which economically recoverable resources have been identified. Such expenditure includes costs directly attributable to the construction of a mine and the related infrastructure. Once a development decision has been taken, the carrying amount of the exploration and evaluation expenditure in respect of the area of interest is aggregated with the development expenditure and classified under non-current assets as ‘mine development costs’. Mine development costs are reclassified as ‘mining assets’ at the end of the commissioning phase, when the mine is capable of operating in the manner intended by management. No depreciation is recognised in respect of mine development costs until they are reclassified as mining assets. Mine development costs are tested for impairment in accordance with the policy in note 2.15.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation

Property, plant and equipment are depreciated using a units of production method or on a straight-line basis as set out below.

Mining assets, except for those related to alluvial gold operations, where economic benefits from the asset are consumed in a pattern which is linked to the production level, are depreciated using a units of production method based on the volume of ore reserves, which results in a depreciation charge proportional to the depletion of reserves. The basis for determining ore reserve estimates is set out in note 3.1. Where the mining plan anticipates future capital expenditure to support the mining activity over the life of the mine, the depreciable amount is adjusted for such estimated future expenditure.

Certain property, plant and equipment within mining assets are depreciated based on estimated useful lives, if shorter than the remaining life of the mine or if such property, plant and equipment can be moved to another site subsequent to the mine closure.

Mining assets related to alluvial gold operations are depreciated on a straight-line basis based on estimated useful lives.

Non-mining assets are depreciated on a straight-line basis based on estimated useful lives.

Mine development costs and capital construction in progress are not depreciated, except for that property, plant and equipment used in the development of a mine. Such property, plant and equipment are depreciated on a straight-line basis based on estimated useful lives and depreciation is capitalised as part of mine development costs.

Estimated useful lives normally vary as set out below.

Average life Number of years
Buildings	15–50
Plant and machinery	3–20
Vehicles	5–7
Office equipment	5–10
Computer equipment	3–5

Petropavlovsk Annual Report 2013 127

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

2. Significant accounting policies continued

Residual values and useful lives are reviewed and adjusted if appropriate, at each balance sheet date. Changes to the estimated residual values or useful lives are accounted for prospectively.

2.15.  Impairment of non-financial assets

Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable. This applies to the Group’s share of the assets held by the joint ventures as well as the assets held by the Group itself.

When a review for impairment is conducted, the recoverable amount is assessed by reference to the higher of ‘value in use’ (being the net present value of expected future cash flows of the relevant cash generating unit) or ‘fair value less costs to sell’. Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount the Group could receive for the cash generating unit in an arm’s length transaction. Future cash flows are based on:

–	estimates of the quantities of the reserves and mineral resources for which there is a high degree of confidence of economic extraction;

–	future production levels;

–	future commodity prices (assuming the current market prices will revert to the Group’s assessment of the long-term average price, generally over a period of up to five years); and

–	future cash costs of production, capital expenditure, environment protection, rehabilitation and closure.

IAS 36 ‘Impairment of assets’ includes a number of restrictions on the future cash flows that can be recognised in respect of future restructurings and improvement related capital expenditure. When calculating ‘value in use’, it also requires that calculations should be based on exchange rates current at the time of the assessment.

For operations with a functional currency other than the US Dollar, the impairment review is undertaken in the relevant functional currency. These estimates are based on detailed mine plans and operating budgets, modified as appropriate to meet the requirements of IAS 36 ‘Impairment of assets’.

The discount rate applied is based upon a pre-tax discount rate that reflects current market assessments of the time value of money and the risks associated with the relevant cash flows, to the extent that such risks are not reflected in the forecast cash flows.

If the carrying amount of the asset exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to the income statement so as to reduce the carrying amount in the balance sheet to its recoverable amount. A previously recognised impairment loss is reversed if the recoverable amount increases as a result of a reversal of the conditions that originally resulted in the impairment. This reversal is recognised in the income statement and is limited to the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised in prior years.

2.16.   Deferred stripping costs

In open pit mining operations, removal of overburden and other waste materials, referred to as stripping, is required to obtain access to the ore body.

Stripping costs incurred during the development of the mine are capitalised as part of mine development costs and are subsequently depreciated over the life of a mine on a units of production basis.

Stripping costs incurred during the production phase of a mine are deferred as part of cost of inventory and are written off to the income statement in the period over which economic benefits related to the stripping activity are realised where this is the most appropriate basis for matching the costs against the related economic benefits.

Where, during the production phase, further development of the mine requires a phase of unusually high overburden removal activity that is similar in nature to pre-production mine development, such stripping costs are considered in a manner consistent with stripping costs incurred during the development of the mine before the commercial production commences.

In gold alluvial operations, stripping activity is sometimes undertaken in preparation for the next season. Stripping costs are then deferred as part of cost of inventory and are written off to the income statement in the following year to match related production.

128 Petropavlovsk Annual Report 2013

2.17.   Provisions for close down and restoration costs

Close down and restoration costs include the dismantling and demolition of infrastructure and the removal of residual materials and remediation of disturbed areas. Close down and restoration costs are provided for in the accounting period when the legal or constructive obligation arising from the related disturbance occurs, whether this occurs during the mine development or during the production phase, based on the net present value of estimated future costs. Provisions for close down and restoration costs do not include any additional obligations which are expected to arise from future disturbance. The costs are estimated on the basis of a closure plan. The cost estimates are calculated annually during the life of the operation to reflect known developments and are subject to formal review at regular intervals.

The amortisation or unwinding of the discount applied in establishing the net present value of provisions is charged to the income statement in each accounting period. The amortisation of the discount is shown as a financing cost, rather than as an operating cost. Other movements in the provisions for close down and restoration costs, including those resulting from new disturbance, updated cost estimates, changes to the lives of operations and revisions to discount rates are capitalised within property, plant and equipment. These costs are then depreciated over the lives of the assets to which they relate.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the outstanding continuous rehabilitation work at each balance sheet date. All other costs of continuous rehabilitation are charged to the income statement as incurred.

2.18.    Financial instruments

Financial instruments recognised in the balance sheet include cash and cash equivalents, other investments, trade and other receivables, borrowings, derivatives, and trade and other payables.

Financial instruments are initially measured at fair value when the Group becomes a party to their contractual arrangements. Transaction costs are included in the initial measurement of financial instruments, except financial instruments classified as at fair value through profit or loss. The subsequent measurement of financial instruments is dealt with below.

Financial assets

Financial assets are classified into the following specified categories: ‘financial assets at fair value through profit or loss’, ‘held-to-maturity investments’, ‘available-for-sale financial assets’ and ‘loans and receivables’.

The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Financial assets are recognised at trade-date, the date on which the Group commits to purchase the asset. The Group does not hold any financial assets which meet the definition of ‘held-to-maturity investments’.

Financial assets at fair value through profit or loss

This category has two sub-categories: financial assets held for trading, and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current if they are either held for trading or are expected to be realised within 12 months of the balance sheet date.

Available-for-sale financial assets

Available-for-sale financial assets are

non-derivative financial assets that are either designated in this category or not classified in any of the other categories. They are included within non-current assets unless the investment matures or management intends to dispose of them within 12 months of the balance sheet date. Available-for-sale financial assets are initially measured at cost and subsequently carried at fair value. Changes in the carrying amount of available-for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of other reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in equity is reclassified to the income statement.

Petropavlovsk Annual Report 2013 129

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

2. Significant accounting policies continued

Loans and receivables

Loans and receivables are non-derivative financial assets fixed or determinable payments that are not quoted on an active market. Loans and receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Effective interest method

The effective interest rate method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or where appropriate, a shorter period, to the net carrying amount on initial recognition.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments readily convertible to known amounts of cash and subject to insignificant risk of changes in value and are measured at cost which is deemed to be fair value as they have a short-term maturity.

Trade receivables

Trade receivables are measured on initial recognition at fair value and are subsequently measured at amortised cost using the effective interest rate method. Impairment of trade receivables is established when there is objective evidence as a result of a loss event that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The impairment is recognised in the income statement.

Other investments

Listed investments and unlisted equity investments, other than investments in subsidiaries, joint ventures and associates, are classified as available-for-sale financial assets and subsequently measured at fair value. Fair values for unlisted equity investments are estimated using methods reflecting the economic circumstances of the investee. Equity investments for which fair value cannot be measured reliably are recognised at cost less impairment. Changes in the carrying amount of available-for-sale financial assets are recognised in other comprehensive income and accumulated under the heading of investments revaluation reserve in equity. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the investments revaluation reserve is reclassified to the income statement as ‘gains and losses from investment securities’.

Financial liabilities

Financial liabilities, other than derivatives, are measured on initial recognition at fair value and are subsequently measured at amortised cost, using the effective interest rate method.

Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortised cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognised and included in shareholders’ equity, net of income tax effects.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Derivative financial instruments

In accordance with IAS 39 the fair value of all derivatives is separately recorded on the balance sheet. Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the balance sheet date. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship.

130 Petropavlovsk Annual Report 2013

Derivatives embedded in other financial instruments or non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host-contract and the host contract is not carried at fair value. Embedded derivatives are recognised at fair value at inception. Any change to the fair value of the embedded derivatives is recognised in operating profit within the income statement. Embedded derivatives which are settled net are disclosed in line with the maturity of their host contracts.

The fair value of embedded derivatives is determined by using market prices where available. In other cases, fair value will be calculated using quotations from independent financial institutions, or by using appropriate valuation techniques.

Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued are recorded at the proceeds received, net of direct issue cost.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the securities are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. Impairment losses recognised in the income statement on equity instruments are not reversed.

2.19.  Provisions

Provisions are recognised when the Group has a present obligation, whether legal or constructive, as a result of a past event for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the obligation at the balance sheet date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

2.20.  Inventories

Inventories include the following major categories:

–	Stores and spares represent raw materials consumed in the production process as well as spare parts and other maintenance supplies.

–	Construction materials represent materials for use in capital construction and mine development.

–	Ore in stockpiles represent material that, at the time of extraction, is expected to be processed into a saleable form and sold at a profit. Ore in stockpiles is valued at the average cost per tonne of mining and stockpiling the ore. Quantities of ore in stockpiles ore are assessed through surveys and assays. Ore in stockpiles is classified between current and non-current inventory based on the expected processing schedule in accordance with the Group’s mining plan.

–	Work in progress inventory primarily represents gold in processing circuit that has not completed the production process. Work in progress inventory is valued at the average production costs.

–	Deferred stripping costs are included in inventories where appropriate, as set out in note 2.16.

Inventories are valued at the lower of cost and net realisable value, with cost being determined primarily on a weighted average cost basis.

Provisions are recorded to reduce ore in stockpiles, work in process and finished goods inventory to net realisable value where the net realisable value is lower than relevant inventory cost at the balance sheet date. Net realisable value is determined with reference to relevant market prices less estimated costs to complete production and bring the inventory into its saleable form. Provisions are also recorded to reduce mine operating supplies to net realisable value, which is generally determined with reference to salvage or scrap value, when it is determined that the supplies are obsolete. Provisions are reversed to reflect subsequent recoveries in net realisable value where the inventory is still on hand at the balance sheet date.

Petropavlovsk Annual Report 2013 131

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

2. Significant accounting policies continued

2.21. Leases

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease’s inception at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in borrowings. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

2.22. Revenue recognition

Revenue is recognised at the fair value of the consideration received or receivable to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue derived from goods and services comprises the fair value of the sale of goods and services to third parties, net of value added tax, rebates and discounts. The following criteria must also be present:

–	The sale of mining products is recognised when the significant risks and rewards of ownership of the products are transferred to the buyer;

–	Revenue derived from services is recognised in the accounting period in which the services are rendered;

–	Revenue from bulk sample sales made during the exploration or development phases of operations is recognised as a sale in the income statement;

–	Dividends are recognised when the right to receive payment is established; and

–	Interest is recognised on a time proportion basis, taking account of the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Group.

2.23.  Borrowing costs

Borrowing costs are generally expensed as incurred except where they relate to the financing of acquisition, construction or development of qualifying assets, which are mining projects under development that necessarily take a substantial period of time to get prepared for their intended use. Such borrowing costs are capitalised and added to mine development costs of the mining project when the decision is made to proceed with the development of the project and until such time when the project is substantially ready for its intended use, which is when commercial production is ready to commence.

To the extent that funds are borrowed to finance a specific mining project, borrowing costs capitalised represent the actual borrowing costs incurred. To the extent that funds are borrowed for the general purpose, borrowing costs capitalised are determined by applying the interest rate applicable to appropriate borrowings outstanding during the period to the average amount of capital expenditure incurred to develop the relevant mining project during the period.

2.24. Taxation

Tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in the statement of comprehensive income or directly in equity. In this case, the tax is also recognised in the statement of comprehensive income or directly in equity, respectively.

Current tax is the tax expected to be payable on the taxable income for the year calculated using rates that have been enacted or substantively enacted by the balance sheet date. It includes adjustments for tax expected to be payable or recoverable in respect of previous periods.

Full provision is made for deferred taxation on all temporary differences existing at the balance sheet date with certain limited exceptions. Temporary differences are the difference between the carrying value of an asset or liability and its tax base. The main exceptions to this principle are as follows:

–	Tax payable on the future remittance of the past earnings of subsidiaries, associates and jointly controlled entities is provided for except where the Company is able to control the remittance of profits and it is probable that there will be no remittance in the foreseeable future;

–	Deferred tax is not provided on the initial recognition of goodwill or from the initial recognition of an asset or liability in a transaction that does not affect accounting profit or taxable profit and is not a business combination, such as on the recognition of a provision for close down and restoration costs and the related asset or on the inception of finance lease; and

–	Deferred tax assets are recognised only to the extent that it is more likely than not that they will be recovered.

132 Petropavlovsk Annual Report 2013

Deferred tax is provided in respect of fair value adjustments on acquisitions. These adjustments may relate to assets such as mining rights that, in general, are not eligible for income tax allowances. In such cases, the provision for deferred tax is based on the difference between the carrying value of the asset and its nil income tax base.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised using tax rates that have been enacted, or substantively enacted. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt within equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set-off current tax assets against current tax liabilities, when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

2.25. Share-based payments

The Group has a number of equity-settled share-based payment arrangements in place, details of which are set out in note 29.

Equity-settled share-based payment awards are measured at fair value at the grant date. The fair values determined at the grant date are recognised as an expense on a straight-line basis over the expected vesting period with a corresponding adjustment to the share-based payments reserve within equity.

The fair values of equity-settled share-based payment awards are determined at the dates of grant using a Black Scholes model for those awards vesting based on operating performance conditions and a Monte Carlo model for those awards vesting based on market related performance conditions.

The estimate of the number of the awards likely to vest is reviewed at each balance sheet date up to the vesting date, at which point the estimate is adjusted to reflect the actual awards issued. The impact of the revision of the original estimates, if any, is recognised in the income statement so that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the share-based payments reserve within equity.

2.26. Employee Benefit Trust

Certain Ordinary Shares underlying the share-based payment awards granted are held by the Employee Benefit Trust (the ‘EBT’). Details of employee benefit trust arrangements are set out in note 29. The carrying value of shares held by the employee benefit trust are recorded as treasury shares, shown as a deduction to shareholders’ equity.

3. Areas of judgement in applying accounting policies and key sources of estimation uncertainty

When preparing the consolidated financial statements in accordance with the accounting policies as set out in note 2, management necessarily makes judgements and estimates that can have a significant impact on the financial statements. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances and previous experience. Actual results may differ from these estimates under different assumptions and conditions.

Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are set out below.

3.1. Ore reserve estimates

The Group estimates its ore reserves and mineral resources based on the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the JORC Code), adjusted to conform with the mining activity to be undertaken under the Group mining plan. The JORC Code requires the use of reasonable investment assumptions when reporting reserves, including future production estimates, expected future commodity prices and production cash costs.

Petropavlovsk Annual Report 2013 133

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

3. Areas of judgement in applying accounting policies and key sources of estimation uncertainty continued

Ore reserve estimates are used in the calculation of depreciation of mining assets using a units of production method, impairment charges and for forecasting the timing of the payment of close down and restoration costs. Also, for the purposes of impairment reviews and the assessment of life of mine for forecasting the timing of the payment of close down and restoration costs, the Group may take into account mineral resources in addition to ore reserves where there is a high degree of confidence that such resources will be extracted.

Ore reserve estimates may change from period to period as additional geological data becomes available during the course of operations or economic assumptions used to estimate reserves change. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

–	Asset carrying values due to changes in estimated future cash flows;

–	Depreciation charged in the income statement where such charges are determined by using a units of production method or where the useful economic lives of assets are determined with reference to the life of the mine;

–	Provisions for close down and restoration costs where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

–	Carrying value of deferred tax assets and liabilities where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

3.2. Exploration and evaluation costs

The Group’s accounting policy for exploration and evaluation expenditure results in exploration and evaluation expenditure being capitalised for those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether the Group will proceed with development based on existence of reserves or whether an economically viable extraction operation can be established. Such estimates and assumptions may change from period to period as new information becomes available. If, subsequent to the exploration and evaluation expenditure being capitalised, a judgement is made that recovery of the expenditure is unlikely or the project is to be abandoned, the relevant capitalised amount will be written off to the income statement.

3.3. Impairment

The Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets are impaired and tests goodwill for impairment annually.

The recoverable amount of an asset, or CGU, is measured as the higher of fair value less costs to sell and value in use.

Management necessarily apply their judgement in allocating assets to CGUs as well as in making assumptions to be applied within the value in use calculation. The key assumptions which formed the basis of forecasting future cash flows and the value in use calculation are set out in note 6.

Subsequent changes to CGU allocation or estimates and assumptions in the value in use calculation could impact the carrying value of the respective assets. The impairment assessments are sensitive to changes in commodity prices and discount rates. Changes to these assumptions would result in changes to impairment conclusions, which could have a significant effect on the consolidated financial statements.

3.4. Deferred stripping costs

The calculation of deferred stripping costs requires the use of estimates to assess the improved access to the ore to be mined in future periods. Changes to the Group’s mining plan and pit design may result in changes to the timing of realisation of the stripping activity. As a result, there could be significant adjustments to the amounts of deferred stripping costs capitalised and their classification between current and non- current assets.

3.5. Close down and restoration costs
Costs associated with restoration and rehabilitation of mining sites are typical for extractive industries and are normally incurred at the end of the life of the mine. Provision is recognised for each mining site for such costs discounted to their net present value, as soon as the obligation to incur such costs arises. The costs are estimated on the basis of the scope of site restoration and rehabilitation activity in accordance with the mine closure plan and represent management’s best estimate of the expenditure that will be incurred. Estimates are reviewed annually as new information becomes available.

The initial provision for close down and restoration costs together with other movements in the provision, including those resulting from updated cost estimates, changes to the estimated lives of the mines, and revisions to discount rates are capitalised within ‘mine development costs’ or ‘mining assets’ of property, plant and equipment. Capitalised costs are depreciated over the life of the mine they relate to and the provision is increased each period via unwinding the discount on the provision. Changes to the estimated future costs are recognised in the balance sheet by adjusting both the asset and the provision.

134 Petropavlovsk Annual Report 2013

The actual costs may be different from those estimated due to changes in relevant laws and regulations, changes in prices as well as changes to the restoration techniques. The actual timing of cash outflows may be also different from those estimated due to changes in the life of the mine as a result of changes in ore reserves or processing levels. As a result, there could be significant adjustments to the provision for close down and restoration costs established which would affect future financial results.

3.6. Tax provisions and tax legislation

The Group is subject to income tax in the UK, Russian Federation and Cyprus. Assessing the outcome of uncertain tax positions requires judgements to be made. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due, such estimates are based on the status of ongoing discussions with the relevant tax authorities and advice from independent tax advisers.

3.7. Recognition of deferred tax assets
Deferred tax assets, including those arising from tax losses carried forward for the future tax periods, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered. The likelihood of such recoverability is dependent on the generation of sufficient future taxable profits which a relevant deferred tax asset can be utilised to offset.

Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty and there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, the carrying amount of recognised deferred tax assets may require adjustment, resulting in a corresponding charge or credit to the income statement.

3.8. Measurement of assets held for sale at fair value less costs to sell

IRC has been classified as ‘held for sale’ and presented separately in the consolidated balance sheet as at 31 December 2013 and 2012 as well as a discontinued operation in the income statement (notes 27 and 34). The carrying value of IRC’s net assets has been adjusted to fair value less estimated transaction costs, based on IRC’s share price of HK$0.78 as at 31 December 2013 (31 December 2012: HK$1.17) which the Directors consider to be the best measure of fair value. Assuming total investment completion occurs, the Group’s interest in the share capital of IRC Limited would be diluted from 48.7% held at 31 December 2013 (note 36) to 40.49% and IRC would become an associate to the Group. The carrying value of IRC will be adjusted based on its market share price on that date which will be the basis for valuation of the Group’s share in IRC. Subsequent to that, IRC will be accounted for using the equity method of accounting taking into consideration the Group’s share in IRC’s results and subject to any impairment.

4. Segment information

Business segments

As a result of the separate disclosure of IRC as a discontinued operation from 1 January 2013 (note 27), the Group re-considered its reportable segments and, after applying the aggregation criteria and quantitative thresholds, the Group’s reportable segments under IFRS 8 were determined to be as set out below:

–	Pokrovskiy, Pioneer, Malomir and Albyn hard-rock gold mines which are engaged in gold and silver production as well as field exploration and mine development.

–	Alluvial operations segment comprising various alluvial gold operations which are engaged in gold production and field exploration.

–	Corporate and Other segment comprising corporate administration, in-house geological exploration and construction and engineering expertise, engineering and scientific operations and other supporting in-house functions as well as various gold projects and other activities that do not meet the reportable segment criteria.

Reportable operating segments are based on the internal reports provided to the Chief Operating Decision Maker (‘CODM’) to evaluate segment performance, decide how to allocate resources and make other operating decisions and reflect the way the Group’s businesses are managed and reported.

The key changes in the basis of segmentation as reported in the consolidated financial statements for the year ended 31 December 2012 are set out below:

–	Pokrovskiy, Pioneer, Malomir and Albyn hard-rock mines and alluvial operations were previously aggregated and reported within ‘Precious metals’ segment.

–	The results of the IRC operations are reported as a discontinued operation and disclosed separately in note 27 under ‘Asset held for sale and discontinued operation – IRC’.

–	Central administration expenses reported separately have been included in the ‘Corporate and Other’ segment.

–	Various gold projects that do not meet the reportable segment criteria previously reported within ‘Precious metals’ segment have been moved to the ‘Corporate and Other’ segment.

The comparative information for the year ended 31 December 2012 has been restated to conform to the current period presentation.

Petropavlovsk Annual Report 2013 135

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

4. Segment information continued

	Pokrovskiy	Pioneer	Malomir	Albyn	Alluvial operations	Corporate and other	Consolidated
2013	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Revenue
Gold(a)	138,587	487,367	170,030	197,518	125,216	–	1,118,718
Silver	616	2,335	318	241	268	–	3,778
Other external revenue	–	–	–	–	–	77,288	77,288
Inter-segment revenue	–	–	4,326	–	–	302,126	306,452
Intra-group eliminations	–	–	(4,326)	–	–	(302,126)	(306,452)
Total Group revenue from external customers	139,203	489,702	170,348	197,759	125,484	77,288	1,199,784
Operating expenses and income
Operating cash costs	(108,067)	(283,459)	(116,351)	(131,554)	(112,179)	(73,259)	(824,869)
Depreciation	(22,800)	(74,543)	(38,054)	(76,571)	(10,928)	(1,908)	(224,804)
Central administration expenses	–	–	–	–	–	(45,819)	(45,819)
Impairment of mining assets and goodwill	(22,705)	(88,926)	(155,946)	(17,595)	–	(126,113)	(411,285)
Impairment of exploration and evaluation assets	–	–	–	–	(215)	(94,693)	(94,908)
Impairment of ore stockpiles	(7,712)	(36,260)	(9,171)	(2,430)	–	–	(55,573)
(Loss)/gain on disposal of subsidiaries	–	–	–	–	(4,205)	459	(3,746)
Total operating expenses and income	(161,284)	(483,188)	(319,522)	(228,150)	(127,527)	(341,333)	(1,661,004)
Share of results of associates	–	–	–	–	–	(711)	(711)
Segment result	(22,081)	6,514	(149,174)	(30,391)	(2,043)	(264,756)	(461,931)
Before exceptional items	3,962	125,471	16,666	(11,745)	2,168	(75,087)	61,435
Exceptional items (b)	(26,043)	(118,957)	(165,840)	(18,646)	(4,211)	(189,669)	(523,366)
Foreign exchange losses							(5,769)
Operating loss							(467,700)
Investment income							888
Interest expense							(75,268)
Other finance gains							19,365
Taxation							8,867
Loss for the period from continuing operations							(513,848)
Segment Assets	122,290	616,504	464,344	471,302	31,184	204,432	1,910,056
Segment Liabilities	(10,415)	(30,904)	(17,200)	(20,853)	(1,306)	(64,214)	(144,892)
Goodwill (c)							–
Deferred tax – net							(37,550)
Unallocated cash							46,661
Loans given							1,033
Borrowings							(1,119,012)
Net assets of disposal group classified as held for sale							456,041
Net assets							1,112,337
Other segment information Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	1,881	1,357	4,770	15,138	947	5,934	30,027
Other additions to intangible assets	–	–	404	1,273	1,231	63	2,971
Capital expenditure	10,583	61,177	47,928	38,907	5,438	18,546	182,579
Other items capitalised	(656)	12,899	5,034	3,890	–	–	21,167
Average number of employees	1,260	1,943	1,225	1,252	998	4,837	11,515

(a)	Including US$107.7 million effect of the cash flow hedge.
(b)	Note 6.
(c)	In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to benefit from acquisition-related synergies.

136 Petropavlovsk Annual Report 2013

2012 Restated	Pokrovskiy US$’000	Pioneer US$’000	Malomir US$’000	Albyn US$’000	Alluvial operations US$’000	Corporate and other US$’000	Consolidated US$’000
Revenue
Gold	145,618	560,240	172,997	141,178	153,817	135	1,173,985
Silver	1,261	4,850	697	211	734	17	7,770
Other external revenue	–	–	–	–	–	53,733	53,733
Inter-segment revenue	–	–	1,851	–	1,429	425,726	429,006
Intra-group eliminations	–	–	(1,851)	–	(1,429)	(425,726)	(429,006)
Total Group revenue from external customers	146,879	565,090	173,694	141,389	154,551	53,885	1,235,488
Operating expenses and income
Operating cash costs	(69,177)	(250,264)	(96,303)	(83,145)	(121,960)	(53,821)	(674,670)
Depreciation	(35,819)	(70,603)	(47,751)	(43,955)	(12,303)	(4,944)	(215,375)
Central administration expenses	–	–	–	–	–	(60,733)	(60,733)
Impairment of mining assets	–	–	–	–	–	(51,423)	(51,423)
Impairment of exploration and evaluation assets	–	–	–	–	–	(58,091)	(58,091)
Impairment of ore stockpiles	(4,936)	(24,756)	–	–	–	–	(29,692)
Gain/(loss) on disposal of subsidiaries	–	–	–	–	2,446	(29,383)	(26,937)
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	–	–	–	–	–	498	498
Total operating expenses and income	(109,932)	(345,623)	(144,054)	(127,100)	(131,817)	(257,897)	(1,116,423)
Share of results of associates	–	–	–	–	–	(81)	(81)
Segment result	36,947	219,467	29,640	14,289	22,734	(204,093)	118,984
Before exceptional items	36,947	219,467	29,640	14,289	20,288	(75,245)	245,386
Exceptional items (d)	–	–	–	–	2,446	(128,848)	(126,402)
Foreign exchange gains							6,395
Operating profit							125,379
Investment income							1,709
Interest expense							(73,227)
Other finance losses							(13,581)
Taxation							(39,111)
Profit for the period from continuing operations							1,169
Segment Assets	167,047	689,422	643,562	546,459	103,852	420,920	2,571,262
Segment Liabilities	(19,266)	(46,639)	(22,587)	(22,899)	(3,809)	(76,941)	(192,141)
Goodwill (e)							21,675
Deferred tax – net							(75,913)
Unallocated cash							13,574
Loans given							1,861
Borrowings							(1,222,521)
Net assets of disposal group classified as held for sale							538,316
Net assets							1,656,113
Other segment information
Additions to non-current assets:
Exploration and evaluation expenditure capitalised within intangible assets	2,363	1,338	833	16,361	463	20,248	41,606
Other additions to intangible assets	–	–	46	–	2,311	1,562	3,919
Capital expenditure	13,811	153,264	142,771	195,664	16,164	37,776	559,450
Other items capitalised	209	6,228	3,893	2,462	–	711	13,503
Average number of employees	1,524	2,210	1,407	1,058	1,099	5,367	12,665

(d)	Note 6.
(e)	In making the assessment for impairment, goodwill is allocated to the group of cash generating units likely to benefit from acquisition-related synergies.

Petropavlovsk Annual Report 2013 137

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

4.   Segment information continued

Entity wide disclosures

Revenue by geographical location (a)

	2013	2012
	US$’000	Restated US$’000
Russia and CIS	1,199,035	1,235,213
Other	749	275
	1,199,784	1,235,488

(a) Based on the location to which the product is shipped or in which the services are provided.

Non-current assets by location of asset (b)

	2013	2012
	US$’000	Restated US$’000
Russia	1,346,554	1,893,284
Other	10,564	19,450
	1,357,118	1,912,734

((b) Excluding financial instruments and deferred tax assets.

Information about major customers

During the years ended 31 December 2013 and 2012, the Group generated revenues from the sales of gold to Russian banks for Russian domestic sales of gold. Included in gold sales revenue for the year ended 31 December 2013 are revenues of US$1,084 million which arose from sales of gold to two banks that individually accounted for more than 10% of the Group’s revenue, namely US$625 million to Sberbank of Russia and US$459 million to VTB (2012: US$1,119 million which arose from sales of gold to two banks that individually accounted for more than 10% of the Group’s revenue, namely US$568 million to Sberbank of Russia and US$551 million to VTB). The proportion of Group revenue of each bank may vary from year to year depending on commercial terms agreed with each bank. Management consider there is no major customer concentration risk due to high liquidity inherent to gold as a commodity.

5.  Revenue

Continuing operations

	2013	2012
	US$’000	Restated US$’000
Sales of goods	1,177,901	1,214,034
Rendering of services	20,410	18,886
Rental income	1,473	2,568
	1,199,784	1,235,488
Investment income	888	1,709
	1,200,672	1,237,197

Discontinued operations

	2013	2012
	US$’000	Restated US$’000
Sales of goods	151,939	128,466
Rendering of services	8,915	11,221
	160,854	139,687
Investment income	975	412
	161,829	140,099
138 Petropavlovsk Annual Report 2013

6.  Operating expenses and income

	2013			2012 Restated
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items US$’000	items US$’000	Total US$’000	items US$’000	items US$’000	Total US$’000
Net operating expenses (a)	1,049,673	–	1,049,673	890,045	–	890,045
Impairment of exploration and evaluation assets (a)	31,352	63,556	94,908	10,049	48,042	58,091
Impairment of mining assets and goodwill (a)	–	411,285	411,285	–	51,423	51,423
Impairment of ore stockpiles (a)	11,259	44,314	55,573	29,692	–	29,692
Central administration expenses (a)	45,819	–	45,819	60,733	–	60,733
Foreign exchange losses/(gains)	5,769	–	5,769	(6,395)	–	(6,395)
(Gain)/loss on disposal of subsidiaries (b)	(465)	4,211	3,746	–	26,937	26,937
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	–	–	–	(498)	–	(498)
	1,143,407	523,366	1,666,773	983,626	126,402	1,110,028

(a)	As set out below.
(b)	Note 28.

Net operating expenses

	2013	2012
	US$’000	Restated US$’000
Depreciation	224,804	215,375
Staff costs	160,577	174,337
Materials	196,225	175,537
Fuel	110,094	103,671
External services	67,551	109,277
Mining tax	61,602	69,782
Electricity	49,425	43,038
Smelting and transportation costs	5,732	5,838
Movement in ore stockpiles, deferred stripping, work in progress and bullion in process attributable to gold production	68,056	(108,498)
Taxes other than income	8,619	16,156
Insurance	9,340	6,121
Professional fees	1,090	1,697
Office costs	1,122	768
Operating lease rentals	1,316	1,228
Business travel expenses	2,985	3,577
Provision for impairment of trade and other receivables	(425)	1,715
Bank charges	1,444	2,308
Goods for resale	42,835	23,723
Other operating expenses	46,746	45,495
Other income	(9,465)	(1,100)
	1,049,673	890,045

Petropavlovsk Annual Report 2013 139

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

6.  Operating expenses and income continued

Central administration expenses

	2013			2012 Restated
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items US$’000	items US$’000	Total US$’000	items US$’000	items US$’000	Total US$’000
Staff costs	26,127	–	26,127	36,779	–	36,779
Professional fees	3,363	–	3,363	3,482	–	3,482
Insurance	1,200	–	1,200	1,080	–	1,080
Operating lease rentals	2,208	–	2,208	2,066	–	2,066
Business travel expenses	2,137	–	2,137	2,833	–	2,833
Office costs	962	–	962	1,238	–	1,238
Other	9,822	–	9,822	13,255	–	13,255
	45,819	–	45,819	60,733	–	60,733

Impairment charges

Impairment of mining assets and goodwill

Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable.

During the first half of 2013, the gold price declined significantly and remained at those lower levels which also resulted in the revised long-term gold price outlook. In response to the declining gold price environment, the Group performed an impairment review of the tangible assets and goodwill attributable to the gold mining projects and the supporting in-house service companies.

The Group recorded impairment charges to the extent that recoverable amounts no longer supported the relevant carrying values of assets on the balance sheet as at 30 June 2013. In the second half of 2013, the Group undertook certain cost optimisation measures in response to the declining gold price environment and increased its non-refractory mineable reserves. As a result of the aforementioned measures, no further impairment was required as at 31 December 2013.

Impairment charges recognised against the tangible assets and goodwill attributable to the gold mining projects and the supporting in-house service companies during 2013 are set out below:

	Impairment of goodwill US$’000	Impairment of property, plant and equipment US$’000	Pre-tax impairment charge US$’000	Taxation US$’000	Post-tax impairment charge US$’000
Pokrovskiy	–	22,705	22,705	(4,541)	18,164
Pioneer	–	88,926	88,926	(17,785)	71,141
Malomir	–	155,946	155,946	(17,876)	138,070
Albyn	–	17,595	17,595	(3,519)	14,076
In-house service companies	21,675	104,438	126,113	(7,215)	118,898
	21,675	389,610	411,285	(50,936)	360,349

The forecast future cash flows are based on the Group’s current mining plan and reflect certain in-process cost optimisation measures implemented in response to the declining gold price environment. The other key assumptions which formed the basis of forecasting future cash flows and the value in use calculation are set out below:

	Year ended 31 December 2013	Year ended 31 December 2012
Long-term gold price	US$1,250/oz	US$1,680/oz
Discount rate(a)	9.5%	8.6%
RUS/US$ exchange rate	RUR33.0/US$	RUR31.5/US$

(a) Being the post-tax real weighted average cost of capital, equivalent to a nominal pre-tax discount rate of 12.5% (2012: 11.5%)

140 Petropavlovsk Annual Report 2013

Impairment of exploration and evaluation assets

The Group performed a review of its exploration and evaluation assets and recorded the following impairment charges:

–	An exceptional US$62.2 million post-tax impairment charge (being US$63.6 million gross impairment charge net of reversal of associated deferred tax liabilities) was recorded against the Tokur assets which are awaiting development of a full-scale mining operation and which has been put on hold to minimise Group’s CAPEX in the current gold price environment; and

–	A further non-exceptional US$31.4million impairment charges were recorded against associated exploration and evaluation costs previously capitalised within intangible assets following the decision to suspend exploration at various licence areas, primarily located in the Amur region.

Impairment of ore stockpiles

The Group assessed the recoverability of the carrying value of ore stockpiles and recorded an impairment charges as set out below:

	Non-exceptional items			Exceptional items			Total
	Pre-tax impairment charge US$’000	Taxation US$’000	Post-tax impairment charge US$’000	Pre-tax impairment Charge US$’000	Taxation US$’000	Post-tax impairment charge US$’000	Pre-tax impairment charge US$’000	Taxation US$’000	Post-tax impairment charge US$’000
Pokrovskiy	4,374	(875)	3,499	3,338	(668)	2,670	7,712	(1,543)	6,169
Pioneer	6,229	(1,246)	4,983	30,031	(6,006)	24,025	36,260	(7,252)	29,008
Malomir	(723)	145	(578)	9,894	(1,979)	7,915	9,171	(1,834)	7,337
Albyn	1,379	(276)	1,103	1,051	(210)	841	2,430	(486)	1,944
	11,259	(2,252)	9,007	44,314	(8,863)	35,451	55,573	(11,115)	44,458

The US$44.3 million pre-tax impairment of stockpiles recognised during the first half of 2013 was considered by the Directors to be exceptional as it resulted from the sudden and significant decline in the gold price and relates to ore stockpiles which were substantially mined in prior periods. A further US$11.3 million pre-tax impairment of stockpiles recognised in the second half of 2013 primarily related to this year’s mining activity and therefore was considered by the Directors to be non-exceptional.

7.  Auditor’s remuneration

The Group, including its overseas subsidiaries, obtained the following services from the Company’s auditor and their associates:

	2013	2012
	US$’000	US$’000
Audit fees and related fees
Fees payable to the Company’s auditor for the annual audit of the parent company and consolidated financial statements	572	493
Fees payable to the Company’s auditor and their associates for other services to the Group:
For the audit of the Company’s subsidiaries as part of the audit of the consolidated financial statements	393	383
For the audit of subsidiary statutory accounts pursuant to legislation (a)	632	616
	1,597	1,492
Non-audit fees
Other services pursuant to legislation – interim review (b)	410	351
Fees for reporting accountants services (c)	211	570
Tax services	–	39
Other services	22	65
	643	1,025

(a) Including the statutory audit of subsidiaries in the UK and Cyprus as well as US$541 thousand (2012: US$514 thousand) payable for the audit of the consolidated financial statements of IRC Limited.

(b) Including US$139 thousand (2012: US$133 thousand) payable for the interim review of the consolidated financial statements of IRC Limited.

(c)	Fees payable in relation to the circular issued on 18 February 2013 in connection with the proposed issue of shares by IRC Limited (note 27).

Petropavlovsk Annual Report 2013 141

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

8. Staff costs

Continuing operations

	2013 US$’000	2012 Restated US$’000
Wages and salaries	146,168	165,153
Social security costs	36,331	41,218
Pension costs	327	383
Share-based compensation	3,878	4,362
	186,704	211,116

Average number of employees	11,515	12,665

Discontinued operations

	2013 US$’000	2012 Restated US$’000
Wages and salaries	42,613	44,016
Social security costs	10,297	10,208
Pension costs	219	273
Share-based compensation	3,335	6,759
	56,464	61,256

Average number of employees	2,248	2,229

9.  Financial income and expenses

	2013			2012 Restated
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
Investment income
Interest income	888	–	888	1,709	–	1,709
	888	–	888	1,709	–	1,709
Interest expense
Interest on bank loans	(64,840)	–	(64,840)	(54,754)	–	(54,754)
Interest on Convertible Bonds	(29,404)	–	(29,404)	(28,863)	–	(28,863)
	(94,244)	–	(94,244)	(83,617)	–	(83,617)
Interest capitalised	19,346	–	19,346	10,917	–	10,917
Unwinding of discount on environmental obligation	(370)	–	(370)	(527)	–	(527)
	(75,268)	–	(75,268)	(73,227)	–	(73,227)
Other finance gains/(losses)
Gain on buy-back of Convertible Bonds (a)	–	19,365	19,365	–	–	–
Fair value losses on derivative financial instruments	–	–	–	(13,581)	–	(13,581)
	–	19,365	19,365	(13,581)	–	(13,581)

(a) Note 20.

142 Petropavlovsk Annual Report 2013

10. Taxation

	2013			2012 Restated
	Before exceptional items US$’000	Exceptional items (a) US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000 (a)	Total US$’000
Current tax
UK current tax	–	–	–	223	–	223
Russian current tax	39,665	–	39,665	60,835	–	60,835
	39,665	–	39,665	61,058	–	61,058
Deferred tax
Reversal and origination of timing differences	12,586	(61,118)	(48,532)	(13,102)	(8,845)	(21,947)
Total tax charge / (credit)	52,251	(61,118)	(8,867)	47,956	(8,845)	39,111

(a) Being reversal of associated deferred tax liabilities in connection with impairment charges (note 6).

The charge for the year can be reconciled to the profit per the income statement as follows:

	2013	2012
	US$’000	Restated US$’000
(Loss)/profit before tax from continuing operations	(522,715)	40,280
Tax at the UK corporation tax rate of 23.25% (2012: 24.5%)	(121,531)	9,869
Effect of different tax rates of subsidiaries operating in other jurisdictions	13,180	(6,726)
Tax effect of share of results of joint ventures and associates	165	20
Tax effect of expenses that are not deductible for tax purposes	6,954	10,645
Tax effect of tax losses for which no deferred income tax asset was recognised	69,925	41,800
Income not subject to tax	(364)	(2,547)
Utilisation of previously unrecognised tax losses	(373)	(746)
Foreign exchange movements in respect of deductible temporary differences	23,816	(15,256)
Other adjustments	(639)	2,052
Tax expense for the period	(8,867)	39,111

Petropavlovsk Annual Report 2013 143

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

11. Earnings per share

	2013			2012 Restated
	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000	Before exceptional items US$’000	Exceptional items US$’000	Total US$’000
(Loss)/profit for the period attributable to equity holders of Petropavlovsk PLC	(78,492)	(532,218)	(610,710)	98,771	(258,429)	(159,658)
From continuing operations	(67,978)	(441,066)	(509,044)	116,926	(117,557)	(631)
From discontinued operations	(10,514)	(91,152)	(101,666)	(18,155)	(140,872)	(159,027)
Interest expense on Convertible Bonds, net of tax	– (a)	–	– (a)	– (a)	–	– (a)
(Loss)/profit used to determine diluted earnings per share	(78,492)	(532,218)	(610,710)	98,771	(258,429)	(159,658)
From continuing operations	(67,978)	(441,066)	(509,044)	116,926	(117,557)	(631)
From discontinued operations	(10,514)	(91,152)	(101,666)	(18,155)	(140,872)	(159,027)

	No of shares	No of shares
Weighted average number of Ordinary Shares	196,415,932	196,296,373 (c)
Adjustments for dilutive potential Ordinary Shares:
– assumed conversion of Convertible Bonds	– (a)	– (a)
– share options in issue	–	– (b)
Weighted average number of Ordinary Shares for diluted earnings per share	196,415,932	196,296,373

	Before exceptional items US$	Exceptional items US$	Total US$	Before exceptional items US$	Exceptional items US$	Total US$
Basic (loss)/earnings per share	(0.40)	(2.71)	(3.11)	0.51	(1.32)	(0.81)
From continuing operations	(0.34)	(2.25)	(2.59)	0.60	(0.60)	0.00
From discontinued operations	(0.06)	(0.46)	(0.52)	(0.09)	(0.72)	(0.81)

Diluted (loss)/earnings per share	(0.40)	(2.71)	(3.11)	0.51	(1.32)	(0.81)
From continuing operations	(0.34)	(2.25)	(2.59)	0.60	(0.60)	0.00
From discontinued operations	(0.06)	(0.46)	(0.52)	(0.09)	(0.72)	(0.81)

(a)	Convertible bonds (note 20) which could potentially dilute basic earnings per ordinary share in the future were not included in the calculation of diluted earnings per share because they were anti-dilutive.
(b)	Share options which could potentially dilute basic earnings per ordinary share until these lapsed unexercised on 19 July 2012 (note 29) were not included in the calculation of diluted earnings per share because they were anti-dilutive.
(c)	Adjusted for 9,778,332 Ordinary Shares issued during the year ended 31 December 2013 (note 12 and 23).

As at 31 December 2013 and 2012, the Group had a potentially dilutive option issued to the International Finance Corporation (‘IFC’) to subscribe for 1,067,273 Ordinary Shares (note 23) which was anti-dilutive (2012: anti-dilutive) and therefore was not included in the calculation of diluted earnings per share.

144 Petropavlovsk Annual Report 2013

12. Dividends

	2013 US$’000	2012 US$’000
Final dividend for the year ended 31 December 2012 (a) of £0.02 per share paid on 26 July 2013	5,774	–
Interim dividend for the year ended 31 December 2012 of £0.05 per share paid on 5 November 2012	–	14,632
Final dividend for the year ended 31 December 2011 of £0.07 per share paid on 23 July 2012	–	20,390
	5,774	35,022

(a) Comprising a cash payment of £0.02 per Ordinary Share together with an entitlement to new Ordinary Shares with an attributable value of £0.05 (note 23).

13. Exploration and evaluation assets

			Flanks of	Flanks of
	Visokoe	Tokur	Pokrovskiy	Albyn	Other (a)	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
At 1 January 2013	45,876	63,556	6,516	24,411	49,196	189,555
Additions	1,458	–	3,827	16,411	11,302	32,998
Disposal of subsidiary	–	–	–	–	(1,231)	(1,231)
Impairment (note 6)	–	(63,556)	–	–	(31,352)	(94,908)
Transfer to mining assets (b)	–	–	–	–	(11,197)	(11,197)
Reallocation and other transfers	–	–	–	–	791	791
At 31 December 2013	47,334	–	10,343	40,822	17,509	116,008

(a) Represent amounts capitalised in respect of a number of projects in Guyana, the Amur and other regions.

(b) Including US$7.1mln related to Burinda operations.

	Visokoe US$’000	Verkhne- Aliinskoye US$’000	Tokur US$’000	Yamal deposits US$’000	Flanks of Pokrovskiy US$’000	Flanks of Albyn US$’000	Other (c) US$’000	Total US$’000
At 1 January 2012	42,205	72,723	63,556	51,435	3,750	8,050	93,018	334,737
Additions	3,671	1,640	–	1,676	4,202	16,361	19,344	46,894
Acquisition of assets	–	–	–	–	–	–	19,578	19,578
Disposal of subsidiaries	–	(74,363)	–	(4,988)	–	–	(7,147)	(86,498)
Impairment (note 6)	–	–	–	(48,123)	–	–	(9,968)	(58,091)
Transfer to mining assets	–	–	–	–	(82)	–	(601)	(683)
Transfer to assets classified as held for sale (note 27)	–	–	–	–	–	–	(64,286)	(64,286)
Reallocation and other transfers	–	–	–	–	(1,354)	–	(742)	(2,096)
At 31 December 2012	45,876	–	63,556	–	6,516	24,411	49,196	189,555

(c) Represent amounts capitalised in respect of a number of projects in Guyana, the Amur and other regions.

Petropavlovsk Annual Report 2013 145

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

14. Property, plant and equipment
	Mine development costs	Mining assets	Non-mining assets	Capital construction in progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000
Cost
At 1 January 2012	502,111	1,323,853	225,581	167,667	2,219,212
Additions	49,138	149,082	17,643	403,966	619,829
Interest capitalised (note 9) (a)	2,821	–	–	10,571	13,392
Close down and restoration cost capitalised (note 22)	10,214	2,586	–	–	12,800
Transfers from exploration and evaluation assets (note 13)	–	683	–	–	683
Transfers from capital construction in progress (b)	–	288,621	12,631	(301,252)	–
Transfers from mine development	(42,670)	41,623	1,047	–	–
Disposals	(441)	(9,363)	(6,690)	(102)	(16,596)
Disposal of subsidiaries	–	(3,152)	(1,336)	(5)	(4,493)
Transfer to assets classified as held for sale (note 27)	(507,249)	(106,480)	(32,076)	(16,003)	(661,808)
Reallocation and other transfers	(7,566)	10,513	(159)	(549)	2,239
Foreign exchange differences	–	–	2,908	(8)	2,900
At 31 December 2012	6,358	1,697,966	219,549	264,285	2,188,158
Additions	377	60,469	4,018	117,715	182,579
Interest capitalised (note 9) (a)	–	–	–	19,346	19,346
Close down and restoration cost capitalised (note 22)	–	1,821	–	–	1,821
Transfers from exploration and evaluation assets (note 13)	–	11,197	–	–	11,197
Transfers from capital construction in progress (b)	–	126,651	16,058	(142,709)	–
Disposals	–	(5,050)	(6,206)	(113)	(11,369)
Disposal of subsidiaries	–	(44,291)	(2,881)	–	(47,172)
Reallocation and other transfers	(10)	263	(1,018)	(44)	(809)
Foreign exchange differences	–	–	(3,217)	–	(3,217)
At 31 December 2013	6,725	1,849,026	226,303	258,480	2,340,534
Accumulated depreciation and impairment
At 1 January 2012	14,519	263,924	60,585	14,572	353,600
Charge for the period	4,699	215,312	24,397	–	244,408
Impairment (note 6)	20,910	39,888	331	2,568	63,697
Disposals	(268)	(5,914)	(4,623)	–	(10,805)
Disposal of subsidiaries	–	(587)	(712)	–	(1,299)
Transfer to assets classified as held for sale (note 27)	(29,691)	(19,140)	(5,156)	(14,572)	(68,559)
Reallocation and other transfers	(4,491)	3,816	818	–	143
Foreign exchange differences	–	–	507	–	507
At 31 December 2012	5,678	497,299	76,147	2,568	581,692
Charge for the year	33	215,339	17,040	–	232,412
Impairment (note 6)	–	290,051	95,239	4,320	389,610
Disposals	–	(3,540)	(4,330)	–	(7,870)
Disposal of subsidiaries	–	(24,976)	(1,722)	–	(26,698)
Reallocation and other transfers	–	(108)	90	–	(18)
Foreign exchange differences	–	–	(556)	–	(556)
At 31 December 2013	5,711	974,065	181,908	6,888	1,168,572
Net book value
At 31 December 2012 (c)	680	1,200,667	143,402	261,717	1,606,466
At 31 December 2013 (c)	1,014	874,961	44,395	251,592	1,171,962

(a) Borrowing costs were capitalised at the weighted average rate of the Group’s relevant borrowings being 7.9% (2012: 7.2%).

(b) Being costs primarily associated with continuous development of Malomir, Albyn and Pioneer projects.

(c) Property, plant and equipment with a net book value of US$133.2 million (31 December 2012: US$232.7 million) have been pledged to secure borrowings of the Group.

146 Petropavlovsk Annual Report 2013

15. Inventories

	2013 US$’000	2012 US$’000
Current
Construction materials	16,089	20,931
Stores and spares	109,876	124,515
Ore in stockpiles (a), (c)	60,489	101,669
Work in progress	39,923	39,712
Deferred stripping costs	20,025	51,555
Bullion in process	1,979	2,534
Other	11,534	5,076
	259,915	345,992
Non-current
Ore in stockpiles (a), (b), (c)	34,834	66,204
	34,834	66,204

(a) Note 6.

(b) Ore in stockpiles that is not planned to be processed within twelve months after the reporting period.

(c) As at 31 December 2013, ore in stockpiles include balances in the aggregate of US$90.8 million carried at net realisable value (2012: US$106.2 million).

16. Trade and other receivables

	2013 US$’000	2012 US$’000
Current
VAT recoverable	57,687	101,441
Advances to suppliers	16,011	20,178
Trade receivables (a)	20,100	11,376
Consideration receivable for disposal of subsidiaries	–	24,284
Other debtors (b)	12,950	31,982
	106,748	189,261

(a) Net of provision for impairment of US$0.9 million (2012: US$0.8 million). Trade receivables are due for settlement between one and three months.

(b) Net of provision for impairment of US$5.1 million (2012: US$6.4 million)

There is no significant concentration of credit risk with respect to trade and other receivables. The Group has implemented policies that require appropriate credit checks on potential customers before granting credit. The Group has adopted a policy of only dealing with creditworthy counterparties. The Group’s exposure and credit ratings of its counterparties are monitored by the Board of Directors. The maximum credit risk of such financial assets is represented by the carrying value of the asset.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

17. Cash and cash equivalents

	2013 US$’000	2012 US$’000
Cash at bank and in hand	83,676	23,300
Short-term bank deposits	86,919	135,926
	170,595	159,226

Petropavlovsk Annual Report 2013 147

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

18. Derivative financial instruments

	31 December 2013		31 December 2012
	Assets US$’000	Liabilities US$’000	Assets US$’000	Liabilities US$’000
Forward gold contracts – cash flow hedge (a), (b)	62,838	–	–	–
	62,838	–	–	–

(a) During 2013, the Group entered into financing contracts to sell an aggregate of 723,430 ounces of gold over a period ending 31 December 2014 at an average price of US$1,527 per ounce.

Financing contracts to sell an aggregate of 279,138 ounces of gold at an average price of US$1,429 per ounce are outstanding as at 31 December 2013.

The hedged forecast transactions are expected to occur at various dates during the next 12 months. Gain and losses recognised in the hedging reserve in equity on forward gold contracts as at 31 December 2013 will be recognised in the income statement in the periods during which the hedged gold sale transactions affect the income statement.

There was no ineffectiveness to be recorded from the cash flow hedge during the twelve months ended 31 December 2013.

(b) Recurring fair value measurement treated as Level 2 of the fair value hierarchy which valuation incorporates the following inputs:

– gold forward curves observable at quoted intervals; and

– observable credit spreads.

19. Trade and other payables

	2013 US$’000	2012 US$’000
Trade payables	24,579	55,429
Advances from customers	9,688	10,002
Advances received on resale and commission contracts (a)	13,561	3,740
Accruals and other payables	51,065	76,627
	98,893	145,798

(a) Amounts included in advances paid on resale and commission contracts at 31 December 2013 and 31 December 2012 relate to services performed by the Group’s subsidiary, Irgiredmet, in its activity to procure materials such as reagents, consumables and equipment for third parties.

The Directors consider that the carrying amount of trade and other payables approximates their fair value.

20.	Borrowings

	2013 US$’000	2012 US$’000
Borrowings at amortised cost
Convertible bonds (a)	300,254	352,475
Bank loans (b)	818,758	867,265
Other loans (b)	–	2,781
	1,119,012	1,222,521
Amount due for settlement within 12 months	158,495	83,789
Amount due for settlement after 12 months	960,517	1,138,732
	1,119,012	1,222,521

(a)	In February 2010, the Group issued US$380 million of Convertible Bonds due on 18 February 2015 (‘the Bonds’). The Bonds were issued at par by the Company’s wholly owned subsidiary Petropavlovsk 2010 Limited and are guaranteed by the Company. The Bonds carry a coupon of 4.00% payable semi-annually in arrears and are convertible into redeemable preference shares of Petropavlovsk 2010 Limited which are guaranteed by and will be exchangeable immediately upon issuance for Ordinary Shares in the Company. The conversion price has been set at £12.9345 per share, subject to adjustment for certain events and adjusted to £11.56 with effect from 26 June 2013 for each US$100,000 principal amount of a Bond, and the conversion exchange rate has been fixed at US$1.6244 per £1. The Bonds were admitted to listing on the Official List of the UK Listing Authority and admitted to trading on the Professional Securities Market of the London Stock Exchange on 19 February 2010.

The net proceeds received from the issue of the Convertible Bonds were split between the liability component and the equity component of US$59 million representing the fair value of the embedded option to convert the liability into equity of the Group. The liability component of the Bonds is measured at amortised cost. The interest charged was calculated by applying an effective interest rate of 8.65% to the liability component.

In 2013, the Group has through a series of individual transactions purchased a total of US$69.5 million in principal amount of the Bonds for an aggregate cash consideration of US$46.2 million. The purchased Bonds were cancelled and US$310.5 million in principal amount of the Bonds remain outstanding as at 31 December 2013. The Group recognised US$19.4 million gain on re-purchase of the Bonds, being the difference between cash consideration and transaction costs paid and the carrying amount of the Bonds cancelled at the relevant transaction dates, which was classified as an exceptional item due to the nature of this transaction.

As at 31 December 2013, the fair value of the Bonds, calculated by applying the market traded price to the Bonds outstanding, amounted to US$223 million (2012: US$359 million).

(b)

As at 31 December 2013, US$119.8 million (2012: US$128.8 million) bank loans are secured against certain items of property, plant and equipment of the Group (note 14).

The weighted average interest rate paid during the year ended 31 December 2013 was 7.7% (2012: 6.8%).

The carrying value of the bank loans approximated their fair value at each period end.

As at 31 December 2013, bank loans with an aggregate carrying value of US$693.4 million (2012: US$608.9 million) contain certain financial covenants.

As at 31 December 2013, the amounts undrawn under the bank loans were US$ nil (2012: US$153.2 million).

148 Petropavlovsk Annual Report 2013

21. Deferred taxation

	2013 US$’000	2012 US$’000
At 1 January	75,913	173,469
Deferred tax credited to income statement	(48,532)	(22,362)(a)
Disposal of subsidiaries	(2,024)	(16,039)
Deferred tax charged to equity	12,569	–
Transfer to liabilities associated with assets classified as held for sale	–	(59,594)
Exchange differences	(376)	439
At 31 December	37,550	75,913
Deferred tax assets	346	1,373
Deferred tax liabilities	(37,896)	(77,286)
Net deferred tax liability	(37,550)	(75,913)

(a)	Including US$0.4 million tax charge related to IRC that is presented as a discontinued operation.

		Charged/
		(credited)
	At 1 January	to the income	Charged	Disposal of	Exchange	At 31 December
	2013	statement	directly to equity	subsidiaries	differences	2013
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Property, plant and equipment	60,149	(44,350)	–	(1,453)	–	14,346
Inventory	30,620	(17,045)	–	(395)	–	13,180
Capitalised exploration and evaluation expenditure	(2,834)	(1,741)	–	–	–	(4,575)
Fair value adjustments	8,465	(811)	–	(197)	(375)	7,082
Tax losses	(4,412)	–	–	–	–	(4,412)
Other temporary differences	(16,075)	15,415	12,568	21	–	11,929
	75,913	(48,532)	12,568	(2,024)	(375)	37,550

				Transfer to
				liabilities
		Charged/		associated
		(credited) to the		with assets
	At 1 January	income	Disposal of	classifi as	Exchange	At 31 December
	2012	statement (b)	subsidiaries	held for sale (c)	differences	2012
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Property, plant and equipment	132,500	(13,122)	72	(59,396)	95	60,149
Inventory	29,747	396	(30)	534	(27)	30,620
Capitalised exploration and evaluation expenditure	(3,165)	4,338	(4,007)	–	–	(2,834)
Fair value adjustments	21,775	(1,232)	(12,394)	–	316	8,465
Tax losses	(2,523)	(1,889)	–	–	–	(4,412)
Other temporary differences	(4,865)	(10,853)	320	(732)	55	(16,075)
	173,469	(22,362)	(16,039)	(59,594)	439	75,913

(b)	Including US$0.4 million tax charge related to IRC that is presented as a discontinued operation.
(c)	Note 27.

As at 31 December 2013, the Group did not recognise deferred tax assets in respect of the accumulated tax losses from continuing operations comprising US$450.5 million that can be carried forward against future taxable income (2012: US$348.9 million). Tax losses of US$279.7 million can be carried forward indefinitely and tax losses of US$170.8 million expire primarily between 2018 and 2023.

As at 31 December 2013, the Group did not recognise deferred tax assets of US$10.5 million (2012: US$10.4 million) in respect of temporary differences arising on certain capitalised development costs attributable to continuing operations.

The Group has not recorded a deferred tax liability in respect of withholding tax and other taxes that would be payable on the unremitted earnings associated with investments in its subsidiaries and associates and interests in joint ventures as the Group is able to control the timing of the reversal of those temporary differences and does not intend to reverse them in the foreseeable future. As at 31 December 2013, statutory unremitted earnings from continuing operations comprised in aggregate US$1,078.9 million (2012: US$1,164.1 million).

Petropavlovsk Annual Report 2013 149

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

22. Provision for close down and restoration costs

	2013 US$’000	2012 US$’000
At 1 January	33,978	34,958
Recognised during the year	–	14,278	(a)
Unwinding of discount	370	754	(b)
Change in estimates	1,821	(1,625)
Transfer to liabilities associated with assets classified as held for sale (note 27)	–	(14,626)
Foreign exchange differences	–	239
At 31 December	36,169	33,978

(a)	Including US$10.7 million recognised in relation to K&S project.
(b)	Including US$0.2 million related to discontinued operations.

The Group recognised provisions in relation to close down and restoration costs for the following mining operations:

	2013 US$’000	2012 US$’000
Pokrovskiy	4,597	5,238
Pioneer	5,796	5,394
Malomir	11,220	11,833
Albyn	14,172	11,129
Yamal	384	384
	36,169	33,978

The provision recognised represents the present value of the estimated expenditure that will be incurred, which has been arrived at using the long-term risk-free pre-tax cost of borrowing. The expenditure arises at different times over the life of mine. The expected timing of significant cash outflows is between years 2015 and 2029 and beyond, varying from mine site to mine site.

23. Share capital

	2013		2012
	No of shares	US$’000	No of shares	US$’000
Allotted, called up and fully paid
At 1 January	187,860,093	2,891	187,860,093	2,891
Issued during the period	9,778,332 (a)	150	–	–
At 31 December	197,638,425	3,041	187,860,093	2,891

(a) Issued to shareholders in respect of their entitlement to receive 1 new Ordinary Share for every 19.21 Ordinary Shares held on the Register at the close of business on 28 June 2013 pursuant to a resolution of the Company’s shareholders at the annual general meeting held on 11 June 2013.

The Company has one class of ordinary shares which carry no right to fixed income.

The Company has an option issued to the IFC on 20 April 2009 on acquisition of Aricom plc to subscribe for 1,067,273 Ordinary Shares at an exercise price of £11.84 per share, subject to adjustments. The option expires on 25 May 2015.

150 Petropavlovsk Annual Report 2013

24. Own shares

	2013 US$’000	2012 US$’000
At 1 January	10,196	10,444
Vesting of awards within Petropavlovsk PLC LTIP	(1,272)	(248)
Bonus share issue	1	–
At 31 December	8,925	10,196

Own shares represent 1,215,181 Ordinary Shares held by the EBT (2012: 1,319,733) to provide benefits to employees under the Long Term Incentive Plan (note 29).

25. Notes to the cash flow statement

Reconciliation of profit before tax to operating cash flow

	2013 US$’000	2012 US$’000
Loss before tax including discontinued operations	(721,413)	(204,669)
Adjustments for:
Share of results in joint ventures	115	2,338
Share of results in associate	711	81
Investment income	(1,864)	(2,121)
Gain on re-purchase of Convertible Bonds	(19,365)	–
Interest expense	78,181	74,991
Share-based payments	7,213	11,121
Depreciation	245,915	230,440
Impairment of mining assets and goodwill	411,285	51,423
Impairment of IRC assets	28,850	20,990
Impairment of exploration and evaluation assets	94,908	58,091
Impairment of ore stockpiles	55,573	29,692
Effect of processing previously impaired stockpiles	(36,274)	–
Provision for impairment of trade and other receivables	(552)	2,391
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell	151,589	197,854
Loss on disposals of property, plant and equipment	1,173	3,665
Loss on disposal of subsidiaries	3,746	26,937
Gain on disposal of the Group’s interests in joint ventures and available-for-sale investments	–	(498)
Exchange losses/(gains) in respect of investment activity	1,029	(85)
Exchange losses/(gains) in respect of cash and cash equivalents	7,507	(4,626)
Other non-cash items	(5,369)	1,639
Changes in working capital:
Decrease in trade and other receivables	54,124	12,084
Decrease/(increase) in inventories	61,691	(119,901)
(Decrease)/increase in trade and other payables	(11,404)	18,399
Net cash generated from operations	407,369	410,236

Non-cash transactions

Other than issue of Ordinary Shares (note 23), there have been no significant non-cash transactions during the year ended 31 December 2013 (2012: other than acquisition of assets for consideration that was satisfied through the issuance of ordinary shares by IRC Limited, there have been no significant non-cash transactions).

Petropavlovsk Annual Report 2013 151

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

26. Related parties

Related parties the Group entered into transactions with during the reporting period

OJSC Asian-Pacific Bank (‘Asian-Pacific Bank’) and LLC Insurance Company Helios Reserve (‘Helios’) are considered to be related parties as members of key management have an interest in and collectively exercise significant influence over these entities.

The Petropavlovsk Foundation for Social Investment (the ‘Petropavlovsk Foundation’) is considered to be a related party due to the participation of the key management of the Group in the governing board of the Petropavlovsk Foundation and their presence in its board of guardians.

OJSC Krasnoyarskaya GGK (‘Krasnoyarskaya GGK’) is considered to be a related party due to this entity’s minority interest and significant influence in the Group’s subsidiary Verkhnetisskaya GRK until 8 July 2013. Verkhnetisskaya GRK became an associate to the Group on 8 July 2013 (note 28) and hence is a related party since then.

CJSC ZRK Omchak and its wholly owned subsidiary LLC Kaurchak (‘Omchak’) became an associate to the Group in December 2012 and hence are related parties since then.

Transactions with related parties the Group entered into during the years ended 31 December 2013 and 2012 are set out below.

Trading transactions

Related party transactions the Group entered into that relate to the day-to-day operation of the business are set out below.

	Sales to related parties		Purchases from related parties
	2013 US$’000	2012 US$’000	2013 US$’000	2012 US$’000
Asian-Pacific Bank
Sales of gold and silver	–	1,484	–	–
Other	462	383	552	1,124
	462	1,867	552	1,124
Trading transactions with other related parties
Insurance arrangements with Helios, rent and other transactions with other entities in which key management have interest and exercises a significant influence or control	101	121	10,045	10,085
Associates	344	4	–	–
	445	125	10,045	10,085

During the year ended 31 December 2013, the Group made US$1.1 million charitable donations to the Petropavlovsk Foundation (2012: US$2.6 million).

The outstanding balances with related parties at 31 December 2013 and 2012 are set out below.

	Amounts owed by related parties at 31 December		Amounts owed to related parties at 31 December
	2013 US$’000	2012 US$’000	2013 US$’000	2012 US$’000
Helios and other entities in which key management have interest and exercises a significant influence or control	1,955	1,386	2	584
Associates	132	485	144	824
Asian-Pacific Bank	9	2	–	–
	2,096	1,873	146	1,408

152 Petropavlovsk Annual Report 2013

Banking arrangements

The Group has current and deposit bank accounts with Asian-Pacific Bank.

The bank balances at 31 December 2013 and 2012 are set out below.

	2013	(a)	2012	(a)
	US$’000		US$’000
Asian-Pacific Bank	46,505		14,054

(a) Including US$24.4 million presented within assets classified as held for sale as at 31 December 2013 (2012: US$8.3 million) (note 27).

Financing transactions

During the year ended 31 December 2013, the Group’s subsidiary Verkhnetisskaya GRK received US$0.04 million under interest-free unsecured loan arrangements with Krasnoyarskaya GGK (2012: US$0.8 million).

The Group had an interest-free unsecured loan issued to Verkhnetisskaya GRK. Loan principal outstanding as at 31 December 2013 amounted to US$6.2 million.

As at 31 December 2013 and 31 December 2012, the Group had an interest-free unsecured loan issued to LLC Kaurchak. Loan principal outstanding amounted to US$1.0 million (31 December 2012: US$1.0 million).

Financing transactions between IRC and Asian-Pacific Bank are disclosed in note 27.

Key management compensation

Key management personnel, comprising a group of 21 (2012: 22) individuals, including Executive and Non-Executive Directors of the Company and members of senior management, are those having authority and responsibility for planning, directing and controlling the activities of the Group.

	2013 US$’000	2012 US$’000
Wages and salaries	10,279	14,763
Pension costs	534	549
Share based compensation	5,472	6,519
	16,285	21,831

Petropavlovsk Annual Report 2013 153

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

27. Asset held for sale and discontinued operation – IRC

Following negotiations with several interested parties the Directors of the Company resolved to approve the potential investment in IRC Limited by the investors as set out below and to accept the resulting dilution of the Group’s holding in IRC to a non-controlling interest. This dilution is expected to be completed within 12 months after the reporting date and accordingly IRC has been classified as ‘held for sale’ and presented separately in the balance sheet as at 31 December 2013 and 31 December 2012 as well as presented as a discontinued operation in the income statement.

The main categories of assets and liabilities classified as held for sale are set out below.

	31 December 2013			31 December 2012
	Carrying	Fair value less		Carrying	Fair value less
	amount	costs to sell	(a), (b)	amount	costs to sell	(a), (b)
	US$’000	US$’000		US$’000	US$’000
Intangible assets	53,302	22,635		64,286	43,070
Property, plant and equipment (c)	609,061	231,803		593,249	378,243
Prepayments for property, plant and equipment	228,671	228,671		162,012	162,012
Interests in joint ventures	4,893	4,893		4,887	4,887
Other non-current assets	20,627	20,627		27,199	27,199
Inventories	57,682	57,682		43,376	43,376
Trade and other receivables	26,534	26,534		41,132	41,132
Cash and cash equivalents	92,142	92,142		18,036	18,036
Total assets classified as held for sale	1,092,912	684,987		954,177	717,955
Trade and other payables	18,593	18,593		18,959	18,959
Current income tax payable	274	274		353	353
Borrowings(d),(e)	200,226	200,226		124,475	124,475
Deferred tax liabilities	59,719	1,237		59,594	21,226
Provision for close down and restoration costs	8,616	8,616		14,626	14,626
Total liabilities associated with assets classified as held for sale	287,428	228,946		218,007	179,639
Net assets of IRC	805,484	456,041		736,170	538,316
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell as at 31 December 2012	(197,854)			(197,854)
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell as at 31 December 2013	(151,589)
Fair value less costs to sell(a), (b)	456,041			538,316
Attributable to:
Equity shareholders of Petropavlovsk PLC	222,379			349,176
Non-controlling interests	233,662			189,140

(a)	Based on market share price of HK$0.78 per IRC share as at 31 December 2013 (31 December 2012: HK$1.17) less transaction costs. A decrease/increase of 10% in IRC’s share price would result in US$45.6 million (31 December 2012: US$52.7 million) additional write-down/ reversal of write-down adjustment.
(b)	Non-recurring fair value measurement treated as Level 1 of the fair value hierarchy.
(c)	At 31 December 2013, IRC had entered into contractual commitments for the acquisition of property, plant and equipment and mine development costs amounting to US$179 million (31 December 2012: US$ 247million).
(d)	On 6 December 2010, Kimkano-Sutarsky Mining and Beneficiation Plant LLC (‘K&S’), a subsidiary of IRC, entered into a US$400 million Engineering Procurement and Construction Contract with China National Electric Engineering Corporation for the construction of the Group’s mining operations at K&S. On 13 December 2010, K&S entered into a project finance facility agreement with the Industrial and Commercial Bank of China Limited (‘ICBC’) (the ‘ICBC Facility Agreement’) pursuant to which ICBC would lend US$340 million to K&S to be used to fund the construction of the Group’s mining operations at K&S in time for the start of major construction works in early 2011. Interest under the facility was charged at 2.80% above London Interbank Offering rate (‘LIBOR’) per annum. The facility is guaranteed by the Company and is repayable semi-annually in 16 instalments US$21,250 thousand each, starting from December 2014 when the whole facility amount is expected to be drawn down and is fully repayable by June 2022. The loan is carried at amortised cost with effective interest rate at 5.63% per annum. As at 31 December 2013 and 2012, US$6 million was deposited with ICBC under a security deposit agreement related to the ICBC Facility Agreement. ICBC Facility Agreement contains certain financial covenants. As at 31 December 2013, the amounts undrawn under the ICBC Facility Agreement were US$145.2 million (31 December 2012: US$220.6 million).
(e)	IRC entered into the following financing transactions with Asian-Pacific Bank:
–	In August 2012, IRC entered into a US$15 million unsecured 11.0% term-loan facility, repayable in August 2013. In July 2013, the facility has been renewed for another 12-month period with an annual interest of 9.0% for the period from 22 July 2013 and 10.60% for the period from 3 December 2013 to the repayment date.
–	In December 2012, IRC entered into a US$10 million unsecured 11.2% term-loan facility, repayable in December 2013. In November 2013, the US$10 million facility had been renewed for another 12-month period with an annual interest of 10.6%.

As at 31 December 2013, the amounts undrawn under the facilities with Asian-Pacific Bank were US$5 million (31 December 2012: US$10 million).

154 Petropavlovsk Annual Report 2013

Analysis of the result of discontinued operations and the results recognised on the re-measurement of IRC is set out below.

	2013				2012
	Before			Before
	exceptional	Exceptional		exceptional	Exceptional
	items	items	Total	items	items	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Revenue	160,854	–	160,854	139,687	–	139,687
Net expenses	(179,113)	(28,850)	(207,963)	(165,792)	(20,990)	(186,782)
Loss before tax from discontinued operations	(18,259)	(28,850)	(47,109)	(26,105)	(20,990)	(47,095)
Taxation	(677)	–	(677)	(168)	–	(168)
Loss after tax from discontinued operations	(18,936)	(28,850)	(47,786)	(26,273)	(20,990)	(47,263)
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell	–	(151,589)	(151,589)	–	(197,854)	(197,854)
Loss for the period from discontinued operations	(18,936)	(180,439)	(199,375)	(26,273)	(218,844)	(245,117)
Attributable to:
Equity shareholders of Petropavlovsk PLC	(10,514)	(91,152)	(101,666)	(18,155)	(140,872)	(159,027)
Non-controlling interests	(8,422)	(89,287)	(97,709)	(8,118)	(77,972)	(86,090)

Analysis of cash flows attributable to discontinued operations is set out below.

	2013 US$’000	2012 US$’000
Operating cash flows	(10,481)	(878)
Investing cash flows	(110,373)	(135,634)
Financing cash flows	196,188	120,979
Total cash flows	75,334	(15,533)

Issue of shares by IRC Limited

On 17 January 2013, IRC entered into conditional subscription agreements with each of General Nice Development Limited (‘General Nice’) and Minmetals Cheerglory Limited (‘Minmetals’) for an investment by General Nice and Minmetals in new shares of IRC for up to approximately HK$1,845 million (approximately US$238 million) in aggregate. The above transactions have been approved at the Company’s Extraordinary General Meeting on 7 March 2013 and the Extraordinary General Meeting of IRC Limited on 11 March 2013.

A total of 851,600,000 new shares of the Company at the price of HK$0.94 (equivalent to approximately US$0.12) per share was initially subscribed by General Nice, of which 817,536,000 new shares were allotted and issued to General Nice on 5 April 2013 following approval by IRC’s shareholders and the receipt of subscription monies of approximately HK$800.5 million (equivalent to approximately US$103.1 million) from General Nice.

The allotment and issue of the remaining 34,064,000 new shares (‘Deferred Subscription Share’) is conditional upon, among other things, the further subscription by General Nice within six months after the completion date of initial share subscription by General Nice. On 4 October 2013, IRC received an irrevocable notice from General Nice for exercising its right to further subscribe for 863,600,000 new shares of IRC (‘General Nice Further Subscription Shares’) for a cash consideration of approximately HK$811.8 million (equivalent to approximately US$104.7 million) (‘General Nice Further Subscription Right’). Following the exercise of the General Nice Further Subscription Right, Minmetals would subscribe for 247,300,000 new shares of the Company for a cash consideration of HK$232.5 million (equivalent to approximately US$30 million). The completion of the General Nice and Minmetals subscriptions was expected to take place on 18 November 2013.

As the exercise of the General Nice Further Subscription Right was after three months but within six months from the initial share subscription by General Nice, pursuant to the conditional subscription agreement with General Nice, 8,516,000 (25%) Deferred Subscription Shares were forfeited and the associated amount of approximately HK$8 million (equivalent to approximately US$1 million) received was retained by IRC for its benefit. The remaining 25,548,000 Deferred Subscription Shares, amounting to approximately HK$24 million (equivalent to approximately US$3.1 million) would be allotted and issued to General Nice at the same time as the allotment and issue of all the new shares of IRC upon completion of General Nice Further Subscription Shares.

On 18 November 2013, the Company agreed with General Nice that the General Nice Further Subscription Shares shall be deferred and take place on or before 30 December 2013. As completion of the Minmetals subscription could only take place after completion of General Nice Further Subscription Shares, the Company also agreed that the Minmetals subscription shall take place on or before 30 December 2013.

Petropavlovsk Annual Report 2013 155

Notes to the Consolidated Financial Statements continued

For the year ended 31 December 2013

27. Asset held for sale and discontinued operation – IRC continued

On 30 December 2013, General Nice informed IRC that it is not in a position to complete the General Nice Further Subscription Shares in full. Instead, General Nice subscribed 218,340,000 new shares of the Company for approximately HK$205.2 million (equivalent to approximately US$26.5 million) as partial subscription of the General Nice Further Subscription Shares. Consequently, Minmetals subscription did not take place as planned.

On 29 January 2014, IRC signed a Supplement Agreement to the conditional share subscription agreements dated 17 January 2013 with General Nice that the remaining General Nice Further Subscription Shares would be completed as follows:

(a)	a payment of at least HK$155.1 million (approximately US$20.0 million) on or before 24 February 2014; and
(b)	the balance, being HK$606.5 million (US$78.2 million) less the amount paid in (a) above, on or before 22 April 2014.

Further, in light of the arrangements between the Company and General Nice as described above, the Company and Minmetals have agreed that the Minmetals subscription shall complete upon full completion of General Nice Further Subscription Shares taking place as described above.

On 26 February 2014, pursuant to the aforesaid arrangement albeit a little delayed, IRC received subscription monies of HK$155.1 million (approximately US$20.0 million) from General Nice and accordingly has allocated and issued 165,000,000 new shares of IRC to General Nice as a further partial subscription of General Nice Further Subscription Shares.

On 23 April 2014, General Nice informed IRC that whilst it remains committed to completing the General Nice Further Subscription Completion, it is not in a position to complete the remainder of the General Nice Further Subscription and as such IRC has not received the scheduled payment of HK$451.4 million (approximately US$58.3 million, being HK$606.5 million (approximately US$78.3million) less HK$155.1 million (approximately US$20 million) received on 26 February 2014) from General Nice. Consequently neither the General Nice Further Subscription Completion nor the Minmetals Cheerglory Subscription Completion took place as planned. General Nice has also informed IRC that it intends to make a payment of at least HK$155.1 million (approximately US$20 million) as further partial subscription of the General Nice Further Subscription Shares by the end of April 2014. IRC is in discussions with General Nice, Mr Cai Sui Xin (the controlling Shareholder and Chairman of General Nice) and Minmetals Cheerglory about the abovementioned further partial subscription by General Nice, a possible further deferred completion by General Nice and Minmetals Cheerglory and other available options.

Assuming total investment completion occurs, the Group’s interest in the share capital of IRC Limited would be diluted from 48.7% as at 31 December 2013 (31 December 2012: 63.13%) to 40.49%. A pro-rata indemnity from General Nice in relation to the Company’s guarantee under the ICBC Facility Agreement will be then implemented.

156 Petropavlovsk Annual Report 2013

28. Disposal of subsidiaries

On 29 November 2013, the Group disposed of its 76.62% investment in OJSC Berelekh and its subsidiaries LLC Maldyak, LLC Monolit, and LLC Elita (‘Berelekh’) for the total cash consideration of US$25 million.

The net assets of Berelekh as at the date of disposal are set out below.

29 November 2013 US$’000
Intangible assets	1,231
Property, plant and equipment	20,459
Inventories	24,962
Trade and other receivables	10,343
Cash and cash equivalents	108
Trade and other payables	(20,220)
Deferred tax liability	(2,024)
Net assets disposed	34,859
Non-controlling interests	(6,152)
Group’s share of net assets disposed	28,707

Total consideration	25,000
Transaction costs	(504)
Loss on disposal	(4,211)

Net cash outfl arising on disposal:
Consideration received in cash and cash equivalents	25,000
Less:
Transaction costs	(53)
Cash and cash equivalents disposed of	(108)
24,839

On 8 July 2013, the Group disposed of its 21% interest in OJSC Verkhnetisskaya Ore Mining Company (‘Verkhnetisskaya GRK’) to OJSC Krasnoyarskaya GGC (‘Krasnoyarskaya GGK’) for the total cash consideration of US$172,756 and recognised a gain on disposal of US$0.5 million. The Group retained the remaining 49% in Verkhnetisskaya GRK and, accordingly, Verkhnetisskaya GRK became an associate to the Group since that date.

Petropavlovsk Annual Report 2013 157

Notes to the Consolidated Financial Statements  continued

For the year ended 31 December 2013

29. Share based payments

The Group operates various equity-settled share awards schemes. The details of share awards outstanding are set out below.

	Petropavlovsk PLC LTIP awards
	Granted on 25 June 2009		Granted on 12 May 2011
	Number of Ordinary Shares	Weighted average exercise price £	Number of Ordinary Shares	Weighted average exercise price £
Outstanding at 1 January 2013	387,494	–	1,266,488	–
Granted during the year	–	–	–	–
Forfeited during the year	(222,810)	–	(30,134)	–
Vested during the year	(164,684)	–	–	–
Outstanding at 31 December 2013	–	–	1,236,354	–

The Group established a new Petropavlovsk PLC LTIP which was approved by the shareholders of the Company on 25 June 2009 and includes the following awards:

–	Share Option Award, being a right to acquire a specified number of Ordinary Shares in the Company at a specified exercise price;

–	Performance Share Award, being a right to acquire a specified amount of Ordinary Shares in the Company at nil cost; and

–	Deferred Bonus Award.

Initial performance share awards under the Petropavlovsk PLC LTIP were granted on 25 June 2009 with 482,961 shares allocated to certain Executive Directors and members of senior management of the Group, out of which 220,830 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

Performance Share Awards granted on 25 June 2009 vest or become exercisable subject to the following provisions:

–	50% of the shares subject to the award may be acquired based on a condition relating to total shareholder return (the ‘TSR Condition’); and

–	50% of the shares subject to the award may be acquired based on specific conditions relating to the Group’s business development and strategic plans (the ‘Operating Conditions’).

The TSR Condition relates to growth in TSR over a three year period relative to the TSR growth of companies in a peer group of listed international mining companies selected upon establishment of the Petropavlovsk PLC LTIP (the ‘Comparator Group’) over the same period.

The TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
Within top decile	50%
At median	25%
Below median	–

158 Petropavlovsk Annual Report 2013

The detailed requirements to the Operating Conditions are determined by the Remuneration Committee and will be measured over a three year period from the date of grant.

The fair value of performance share awards was determined using the Black Scholes model at the date of grant in relation to the proportion of the awards vesting based on the operating performance conditions and using the Monte Carlo model in relation to the proportion of the awards vesting based on the TSR condition. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based on operating performance conditions	Vesting based on TSR condition
Date of grant	25 June 2009	25 June 2009
Number of performance share awards granted	241,480	241,481
Share price at the date of grant, £	6.0	6.0
Exercise price, £	–	–
Expected volatility, %	72.98	72.98
Expected life in years	3	3
Risk-free rate, %	2.13	2.13
Expected dividends yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	4.46	6.00

On 12 May 2011, the Group has granted further performance share awards under the Petropavlovsk PLC LTIP with 1,524,347 shares allocated to certain Executive Directors, members of senior management and certain other employees of the Group, out of which 1,098,904 shares are held by the EBT and the Company assumed the obligation to issue the remaining shares upon vesting of the LTIP.

Performance share awards vest or become exercisable subject to the following provisions:

–	70% of the shares subject to the award may be acquired at nil cost based on a condition relating to the total shareholder return (the ‘TSR’) of the Company compared with the TSR of a selected comparator group (the ‘First TSR Condition’); and

–	30% of the shares subject to the award may be acquired at nil cost based on a condition relating to growth in TSR of the Company compared to the FTSE 350 mining index (the ‘Second TSR Condition’).

The First TSR Condition relates to growth in TSR over a three year period relative to the TSR growth of companies in a selected peer group of listed international mining companies (the ‘Comparator Group’) over the same period.

The First TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
Within top decile	70%
At median	35%
Below median	–

The Second TSR Condition relates to growth in TSR over a three year period relative to the growth in TSR of companies in FTSE 350 mining index (the ‘Index Comparator Group’) over the same period.

The Second TSR Condition provides for the award to vest or become exercisable as follows:

% of the award vesting
At median +13.5% p.a.	30%
At median	15%
Below median	–

Petropavlovsk Annual Report 2013 159

Notes to the Consolidated Financial Statements  continued

For the year ended 31 December 2013

29. Share based payments continued

The fair value of share awards was determined using the Monte Carlo model. The relevant assumptions are set out in the table below.

	Petropavlovsk PLC LTIP performance share awards
	Vesting based on the First TSR Condition	Vesting based on the Second TSR Condition
Date of grant	12 May 2011	12 May 2011
Number of performance share awards granted	1,067,043	457,304
Share price at the date of grant, £	8.15	8.15
Exercise price, £	–	–
Expected volatility, %	73.32	73.32
Expected life in years	3	3
Risk-free rate, %	1.53	1.53
Expected dividend yield, %	–	–
Expected annual forfeitures	–	–
Fair value per award, £	6.16	5.77

30. Analysis of net debt

	At 1 January 2013 US$’000	Disposal of subsidiaries US$’000	Net cash movement US$’000	Exchange movement US$’000	Non-cash changes US$’000		At 31 December 2013 US$’000
Cash and cash equivalents	159,226	49,210	(31,562)	(6,279)	–		170,595
Debt due within one year	(83,789)	117	63,864	–	(138,687)		(158,495)
Debt due after one year	(1,138,732)	2,533	111,672	202	63,808		(960,517)
Net debt	(1,063,295)	51,860	143,974	(6,077)	(74,879	)(a)	(948,417)

(a) Being amortisation of borrowings and gain on re-purchase of Convertible Bonds.

31. Financial instruments and financial risk management

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to optimise the weighted average cost of capital and tax efficiency subject to maintaining sufficient financial flexibility to undertake its investment plans.

The capital structure of the Group consists of net debt (as detailed in note 30) and equity (comprising issued capital, reserves and retained earnings). As at 31 December 2013, the capital comprised US$2.1 billion (2012: US$2.7 billion).

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The Group adopts a modular approach in developing its projects in order to minimise upfront capital expenditure and related funding requirements. The Group manages in detail its funding requirements on a 12 month rolling basis and maintains a five year forecast in order to identify medium-term funding needs. Following the listing of IRC Limited on the Stock Exchange of Hong Kong Limited, its capital is managed separately by the Independent Board of IRC Limited.

The Group is not subject to any externally imposed capital requirements.

Significant accounting policies

Details of significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the consolidated financial statements.

160 Petropavlovsk Annual Report 2013

Categories of financial instruments

	2013 US$’000	2012 US$’000
Financial assets
Cash and cash equivalents	170,595	159,226
Fair value through profit or loss–derivative financial instruments	62,838	–
Loans and receivables	30,915	60,183
Available-for-sale investments	124	255
Financial liabilities
At amortised cost–trade and other payables	58,939	71,595
At amortised cost–borrowings	1,119,012	1,222,521

Financial risk management

The Group’s activities expose it to interest rate risk, foreign currency risk, risk of change in the commodity prices, credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by a central finance department and all key risk management decisions are approved by the Board of Directors. The Group identifies and evaluates financial risks in close cooperation with the Group’s operating units. The Board provides written principles for overall risk management, as well as guidance covering specific areas, such as foreign exchange risk, interest rate risk, gold price risk, credit risk and investment of excess liquidity.

Interest rate risk

The Group’s interest rate risk arises primarily from borrowings. The Group is exposed to cash flow interest rate risk through borrowing at floating interest rates and to fair value interest rate risk through borrowing at fixed interest rates. At present, the Group does not undertake any interest rate hedging activities.

The sensitivity analysis below has been determined based on exposure to interest rates for the average balance of floating interest-bearing borrowings.

If interest rates had been 1% higher/lower and all other variables held constant, the Group’s loss for the year ended 31 December 2013 would increase/decrease by US$1.91 million (2012: increase/decrease by US$2.65 million). This is attributable to the Group’s exposure to interest rates on its variable rate borrowings.

Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from fluctuations in currencies the Group transacts, primarily US Dollars, GB Pounds Sterling and Russian Roubles.

Exchange rate risks are mitigated to the extent considered necessary by the Board of Directors, through holding the relevant currencies. At present, the Group does not undertake any foreign currency transaction hedging.

Petropavlovsk Annual Report 2013 161

Notes to the Consolidated Financial Statements  continued

For the year ended 31 December 2013

31. Financial instruments and financial risk management continued

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at period end are set out below.

	Assets		Liabilities
	2013 US$’000	2012 US$’000	2013 US$’000	2012 US$’000
Russian Roubles	172,831	211,703	68,450	106,012
US Dollars (a)	50	4,501	8,063	13,699
GB Pounds Sterling	1,851	1,186	2,197	11,075
EUR	2	175	577	14,876
Other currencies	389	440	51	169

(a) US Dollar denominated monetary assets and liabilities in Group companies with Rouble functional currency.

The following table illustrates the Group’s profit sensitivity to the fluctuation of the major currencies in which it transacts. A 10% movement has been applied to an average outstanding foreign currency denominated balance (2012: 10%), representing management’s assessment of a reasonably possible change in foreign exchange currency rates.

	2013	2012
	US$’000	US$’000
Russian Roubles currency impact	10,438	10,569
EUR currency impact	57	1,470
US Dollar currency impact	801	920
GB Pounds Sterling currency impact	35	989
Other currencies	34	27

Credit risk

The Group’s principal financial assets are cash and cash equivalents, comprising current accounts, amounts held on deposit with financial institutions and investments in money market and liquidity funds. In the case of deposits and investments in money market and liquidity funds, the Group is exposed to a credit risk, which results from the non-performance of contractual agreements on the part of the contract party.

The credit risk on liquid funds held in current accounts and available on demand is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies, with the exception of Asian-Pacific Bank, which does not have an officially assigned credit rating. Having performed a high level due diligence, management does not consider the credit risk associated with Asian-Pacific Bank to be high. Asian-Pacific Bank has a wide network of branches in the Amur region and, therefore, is extensively used by the entities of the precious metals segment (note 26).

The Group’s maximum exposure to credit risk is limited to the carrying amounts of the financial assets recorded in the consolidated financial statements. The major financial assets at the balance sheet date are cash and cash equivalents held with the counterparties as set out below.

		Carrying	Carrying
		amount at	amount at
		31 December 2013	31 December 2012
Counterparty	Credit rating	US$’000	US$’000
Sberbank	BBB	69,400	10,550
Alfa-Bank	BBB-	37,641	120,793
UBS	A	29,980	7,254
Asian-Pacific Bank	B+	22,082	5,622
VTB	BBB	6,481	3,975

Commodity price risk

The Group generates most of its revenue from the sale of gold and iron ore concentrate. The Group’s policy is to sell its products at the prevailing market price. In 2013, the Group has entered into gold forward contracts to protect cash flows from the volatility in the gold price (note 18 and 34).

Equity price risk

The Group is exposed to equity price risk through the investment in IRC (note 27).

162 Petropavlovsk Annual Report 2013

Liquidity risk

Liquidity risk is the risk that suitable sources of funding for the Group’s business activities may not be available. The Group constantly monitors the level of funding required to meet its short, medium and long term obligations. The Group also monitors compliance with restrictive covenants set out in various loan agreements (note 20) to ensure there is no breach of covenants resulting in associated loans become payable immediately.

Effective management of liquidity risk has the objective of ensuring the availability of adequate funding to meet short-term requirements and due obligations as well as the objective of ensuring a sufficient level of flexibility in order to fund the development plans of the Group’s businesses.

The table below details the Group’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The amounts disclosed are the contractual undiscounted cash flows and so these balances will not necessarily agree with the amounts disclosed in the balance sheet. The contractual maturity is based on the earliest date on which the Group may be required to pay.

	0–3 months US$’000	3 months – 1 year US$’000	1–2 years US$’000	2–3 years US$’000	3–5 years US$’000
2013
Borrowings
– Convertible bonds	–	–	310,500	–	–
– Loans	18,523	134,443	97,110	240,793	322,361
Expected future interest payments (a)	20,299	40,741	42,434	27,910	14,979
Trade and other payables	58,939	–	–	–	–
	97,761	175,184	450,044	268,703	337,340

2012
Borrowings
– Convertible bonds	–	–	–	380,000	–
– Loans	14,773	64,280	337,256	64,328	388,826
Expected future interest payments (a)	22,317	49,487	61,634	42,328	44,777
Trade and other payables	71,595	–	–	–	–
	108,685	113,767	398,890	486,656	433,603

(a)	Expected future interest payments have been estimated using interest rates applicable at 31 December. Loans outstanding at 31 December 2013 in the amount of US$221 million (2012: US$275 million) are subject to variable interest rates and, therefore, subject to change in line with the market rates.

32. Operating lease arrangements

The Group as a Lessee

	2013	2012
	US$’000	Restated US$’000
Minimum lease payments under operating leases recognised as an expense in the year	3,372	3,095

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under a non-cancellable operating lease for office premises, which fall due as follows:

	2013	2012
	US$’000	Restated US$’000
Expiring:
Within one year	354	223
In two to five years	524	–
	878	223

The Group as a Lessor

The Group earned property rental income from continuing operations during the year of US$1.5 million (2012: US$2.6 million) on buildings owned by its subsidiary Irgiredmet.

Petropavlovsk Annual Report 2013 163

Notes to the Consolidated Financial Statements  continued

For the year ended 31 December 2013

33. Capital commitments

At 31 December 2013, the Group had entered into contractual commitments for the acquisition of property, plant and equipment and mine development costs amounting to US$61.0 million, including US$25.6 million in relation to pressure oxidation hub at Pioneer (2012: US$72.1 million, including US$52.3 million in relation to pressure oxidation hub at Pioneer).

34. Subsequent events

Issue of shares by IRC Limited

On 26 February 2014, 165,000,000 new shares of IRC Limited were allotted and issued to General Nice after IRC received subscription monies of HK$155.1 million (approximately US$20.0 million) from General Nice (note 27).

On 23 April 2014, General Nice informed IRC that whilst it remains committed to completing the General Nice Further Subscription Completion, it is not in a position to complete the remainder of the General Nice Further Subscription and as such IRC has not received the scheduled payment of HK$451.4 million (approximately US$58.3 million, being HK$606.5 million (approximately US$78.3million) less HK$155.1 million (approximately US$20 million) received on 26 February 2014) from General Nice. Consequently neither the General Nice Further Subscription Completion nor the Minmetals Cheerglory Subscription Completion took place as planned. General Nice has also informed IRC that it intends to make a payment of at least HK$155.1 million (approximately US$20 million) as further partial subscription of the General Nice Further Subscription Shares by the end of April 2014. IRC is in discussions with General Nice, Mr Cai Sui Xin (the controlling Shareholder and Chairman of General Nice) and Minmetals Cheerglory about the abovementioned further partial subscription by General Nice, a possible further deferred completion by General Nice and Minmetals Cheerglory and other available options (note 27).

Hedging agreements

In January 2014, the Group has entered into financing contracts to sell a total of 85,115oz of gold during the year 2014 at an average price of US$1,250/oz.

35. Reconciliation of non-GAAP measures (unaudited)

		2013			2012 Restated
	Before exceptional	Exceptional		Before exceptional	Exceptional
	items	items	Total	items	items	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
(Loss)/profit for the period from continuing operations	(70,965)	(442,883)	(513,848)	118,726	(117,557)	1,169
Add/(less):
Interest expense	75,268	–	75,268	73,227	–	73,227
Investment income	(888)	–	(888)	(1,709)	–	(1,709)
Other finance (gains)/losses	–	(19,365)	(19,365)	13,581	–	13,581
Foreign exchange losses/(gains)	5,769	–	5,769	(6,395)	–	(6,395)
Reversal of gain attributed to re-measuring equity interest in Omchak (a)	–	–	–	–	25,480	25,480
Taxation	52,251	(61,118)	(8,867)	47,956	(8,845)	39,111
Depreciation	224,804	–	224,804	215,375	–	215,375
Impairment of mining assets and goodwill	–	411,285	411,285	–	51,423	51,423
Impairment of exploration and evaluation assets	31,352	63,556	94,908	10,049	48,042	58,091
Impairment of ore stockpiles	11,259	44,314	55,573	29,692	–	29,692
Underlying EBITDA	328,850	(4,211)	324,639	500,502	(1,457)	499,045

(a) Gain on re-measuring of equity interest in Omchak on acquisition in 2010 associated with Omchak assets disposed during the year ended 31 December 2012.

164 Petropavlovsk Annual Report 2013

36. Group companies

The Group has the following principal subsidiaries and other significant investments, which were consolidated in this financial information.

			Proportion of shares held by Petropavlovsk PLC		Proportion of shares held by the Group
Principal subsidiary, joint venture and	Country of		31 December	31 December	31 December	31 December
associate undertakings	incorporation	Principal activity	2013	2012	2013	2012
Subsidiary
CJSC Management Company Petropavlovsk	Russia	Management company	100%	100%	100%	100%
Petropavlovsk 2010	Jersey	Finance company	100%	100%	100%	100%
OJSC Pokrovskiy Rudnik	Russia	Gold exploration and production	43.5%	43.5%	98.61%	98.61%
CJSC Amur Doré	Russia	Gold exploration and production	–	–	100%	100%
OJSC ZDP Koboldo	Russia	Gold exploration and production	–	–	95.7%	95.7%
CJSC Malomirskiy Rudnik	Russia	Gold exploration and production	–	–	99.86%	99.86%
LLC Albynskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Olga	Russia	Gold exploration and production	–	–	100%	100%
LLC Osipkan	Russia	Gold exploration and production			100%	100%
LLC Tokurskiy Rudnik	Russia	Gold exploration and production	–	–	100%	100%
LLC Rudoperspektiva	Russia	Gold exploration and production	–	–	100%	100%
CJSC Region	Russia	Gold exploration and production	–	–	–	100%
CJSC YamalZoloto	Russia	Gold exploration and production	–	–	100%	100%
OJSC Yamalskaya Gornaya Kompania	Russia	Gold exploration and production	–	–	74.87%	74.87%
LLC Iljinskoye	Russia	Gold exploration and production	–	–	100%	100%
LLC Potok	Russia	Gold exploration and production	–	–	100%	100%
LLC Amurmetal	Russia	Gold exploration and production	–	–	–	100%
OJSC Temi	Russia	Gold exploration and production	–	–	75%	75%
LLC Amurskie Rossypi	Russia	Gold exploration and production	–	–	–	100%
OJSC Berelekh (a)	Russia	Gold exploration and production	–	–	–	76.62%
LLC ZeyaZoloto	Russia	Gold exploration and production	–	–	100%	100%
Major Miners Inc.	Guyana	Gold exploration and production	–	–	100%	100%
Universal Mining Inc.	Guyana	Gold exploration and production	–	–	100%	100%
Cuyuni River Ventures Inc.	Guyana	Gold exploration and production	–	–	100%	100%
LLC Kapstroi	Russia	Construction services	–	–	100%	100%
LLC NPGF Regis	Russia	Exploration services	–	–	100%	100%
CJSC ZRK Dalgeologiya	Russia	Exploration services	–	–	98.6%	98.6%
CJSC PHM Engineering	Russia	Project and engineering services	–	–	94%	94%
OJSC Irgiredmet	Russia	Research services	–	–	99.69%	99.69%
LLC NIC Gidrometallurgia	Russia	Research services	–	–	100%	100%
LLC BMRP	Russia	Repair and maintenance	–	–	100%	100%
LLC AVT-Amur	Russia	Production of explosive materials	–	–	49%	49%
LLC Transit	Russia	Transportation Services	–	–	100%	99.86%
Pokrovskiy Mining College	Russia	Educational institute	–	–	98.61%	98.61%
Associate
CJSC Verkhnetisskaya Ore Mining Company (b)	Russia	Gold exploration and production	–	–	49%	70%
CJSC ZRK Omchak (c)	Russia	Gold exploration and production	25%	25%	25%	25%

(a) Including subsidiaries of OJSC Berelekh, being LLC Maldyak, LLC Monolit, and LLC Elita.

(b) CJSC Verkhnetisskaya Ore Mining Company was a subsidiary until July 2013.

(c) Including subsidiary of CJSC ZRK Omchak, being LLC Kaurchak.

Petropavlovsk Annual Report 2013 165

Notes to the Consolidated FinancialStatements  continued

For the year ended 31 December 2013

36. Group companies continued

			Proportion of shares held by Petropavlovsk PLC		Proportion of shares held by the Group
Principal subsidiary, joint venture and	Country of		31 December	31 December	31 December	31 December
associate undertakings	incorporation	Principal activity	2013	2012	2013	2012
IRC Limited and its principal subsidiary, joint venture and associate undertakings (‘IRC’) (d)
IRC Limited	HK	Management and holding company	–	–	48.7%	63.13%
Principal subsidiaries of IRC Limited
LLC Petropavlovsk Iron Ore	Russia	Management company	–	–	48.7%	63.13%
LLC Olekminsky Rudnik	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
LLC Kimkano-Sutarskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
LLC Garinsky Mining & Metallurgical Complex	Russia	Iron ore exploration and production	–	–	48.49%	62.86%
LLC Kostenginskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
LLC Orlovo-Sokhatinsky Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
LLC Karier Ushumunskiy	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
OJSC Giproruda	Russia	Engineering services	–	–	34.2%	44.37%
LLC Rubicon	Russia	Infrastructure project	–	–	48.7%	63.13%
CJSC SGMTP	Russia	Infrastructure project	–	–	48.7%	63.13%
LLC Amur Snab	Russia	Procurement services	–	–	48.7%	63.13%
Heilongjiang Jiatal Titanium Co., Limited	China	Titanium sponge project	–	–	48.7%	63.13%
LLC Uralmining	Russia	Iron ore exploration and production	–	–	48.7%	63.13%
LLC Gorniy Park	Russia	Molybdenym project	–	–	24.4%	31.63%
Joint ventures of IRC Limited
Heilongjiang Jianlong Vanadium Industries Co., Limited	China	Vanadium project	–	–	22.4%	29.04%

(d)	After taking account of the 0.77% (2012: 3.32%) shares retained within the Employee Benefit Trust operated in conjunction with the long-term incentive schemes of IRC Limited, the Group’s effective interest in the equity of IRC Limited is 49.07% (2012: 65.30%).

166 Petropavlovsk Annual Report 2013

Company Balance Sheet

At 31 December 2013

		2013	2012
	note	US$’000	US$’000
Fixed assets
Tangible assets		95	124
Investments	3	712,062	849,299
		712,157	849,423
Current Assets
Debtors: due within one year	4	472,614	465,662
Debtors: due after one year	4	320,808	300,000
Cash at bank and in hand		7,736	3,186
		801,158	768,848
Creditors: amounts falling due within one year	5	(286,467)	(330,013)
Net current assets		514,691	438,835
Total assets less current liabilities		1,226,848	1,288,258
Creditors: amounts falling due after more than one year	5	(534,945)	(574,161)
Net assets		691,903	714,097
Capital and reserves	7
Share capital		3,041	2,891
Share premium		376,991	377,140
Merger reserve		19,265	130,011
Own shares		(12,677)	(14,483)
Convertible bond reserve		48,235	59,032
Other reserves		19,320	17,180
Profit and loss account		237,728	142,326
Shareholders’ funds		691,903	714,097

The accompanying notes are an integral part of this balance sheet.

These financial statements for Petropavlovsk PLC, registered number 4343841, on pages 167 to 172 were approved by the Directors on 28 April 2014 and signed on their behalf by:

Peter Hambro	Andrey Maruta
Director	Director

Petropavlovsk Annual Report 2013 167

Notes to the Company Financial Statements

For the year ended 31 December 2013

1. Basis of preparation

The Petropavlovsk PLC (‘the Company’) balance sheet and related notes have been prepared on a historical cost basis, except for the revaluation of certain financial instruments at fair value in accordance with United Kingdom generally accepted accounting principles (‘UK GAAP’) and in accordance with UK Company law.

A summary of the principal accounting policies is set out below.

As permitted by section 408 of the Companies Act 2006, the profit and loss account of the parent company is not presented as part of these financial statements. The loss after tax for the year of the Company was US$20.2 million (2012: loss after tax of US$160 million), (note 7).

The Company has taken advantage of the exemption from preparing a cash flow statement under the terms of FRS 1 ‘Cash Flow Statements’ and presenting financial instruments disclosures under the terms of FRS 29 ‘Financial Instruments: Disclosures’.

The Company is also exempt from disclosing related party transactions under the terms of FRS 8 ‘Related Party Disclosures’ which states that disclosure of related party transactions is not required in parent company financial statements when those statements are presented together with its consolidated financial statements.

2. Significant accounting policies

2.1. Foreign currencies

The functional and presentation currency of the Company is the US Dollar. Transactions denominated in other currencies, including the issue of shares, are translated at the rate of exchange ruling on the date of the transaction. Monetary assets and liabilities that are denominated in other currencies are retranslated at the rates prevailing on the balance sheet date. Exchange rates used are consistent with the rates used by the Group as disclosed in note 2.11 to the consolidated financial statements. Exchange differences are charged or credited to the profit and loss account in the year in which they arise.

2.2. Tangible fixed assets and depreciation Tangible fixed assets are stated at cost, net of accumulated depreciation. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost or valuation of each asset on a straight-line basis over its expected useful life as follows:

Average life Number of years
Office equipment	4–7
Computer equipment	3

2.3. Investments

Investments in subsidiary undertakings and joint ventures are initially measured at cost and subsequently carried at cost less provisions for impairment. Investments are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recognised if the carrying amount of the investment exceeds the higher of net realisable value and the discounted future earnings from the investment.

Other investments are those classified as available-for-sale. Available-for-sale investments are initially measured at cost and subsequently carried at fair value. Changes to the fair value of available-for-sale investments are recognised in equity.

2.4. Taxation including deferred taxation

Full provision is made for deferred taxation on all timing differences that have arisen but not reversed at the balance sheet date, except that deferred tax assets are only recognised to the extent that it is more likely than not that they will be recovered. Deferred tax is measured on a non-discounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantially enacted at the balance sheet date.

168 Petropavlovsk Annual Report 2013

2.5. Financial assets and liabilities

Financial assets and liabilities are measured on initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in the profit and loss when there is objective evidence that the financial asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

2.6. Derivative financial instruments

Derivative financial instruments are initially accounted for and measured at fair value on the date a derivative contract is entered into and subsequently measured at fair value. The gain or loss on re-measurement is taken to the income statement except where the derivative is a designated cash flow hedging instrument.

Derivative financial instruments embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts and the host contracts are not carried at fair value, with gains or losses reported in the income statement.

2.7. Share-based payments

The Company operates a number of equity- settled share award schemes, the details of which are provided in note 29 to the consolidated financial statements.

The share-based compensation is accounted for as equity-settled in the Company’s financial statements and is measured at fair value of the awards at the date of grant. Fair value is determined using the Black Scholes model, Monte Carlo model or a binomial model as deemed most appropriate.

The fair value determined at the date of grant of the equity-settled share-based payments is expensed on a straight line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions where appropriate.

In accordance with UITF 44 and FRS 20 ‘Share-based Payment’, where a parent company grants rights to its equity instruments to employees of a subsidiary, and such share-based compensation is accounted for as equity-settled, the subsidiary is required to record an expense for such compensation with a corresponding increase recognised in equity as a contribution from the parent.

2.8. Employee benefit trust

The provision of shares to share award schemes is facilitated by an employee benefit trust.

In accordance with UITF Abstract 38 ‘Accounting for ESOP trusts’, the Company has been determined to be a sponsoring company of the employee benefit trust and therefore in preparing its accounts any own shares held by the employee benefit trust are recorded as own shares, and the carrying value is shown as a deduction in arriving at shareholders’ funds until such time as those shares vest unconditionally in employees.

2.9. Dividends

Dividends payable are recognised when they have been approved and, therefore, meet the criteria for a present obligation.

2.10. Operating leases

Rentals paid under operating leases are charged to the profit and loss account as incurred.

Petropavlovsk Annual Report 2013 169

Notes to the Company Financial Statements continued

For the year ended 31 December 2013

3. Investments

	Investments
	in Group		Investments in	Other investments
	companies		associates	other than loans	Total
	US$’000		US$’000	US$’000	US$’000
Cost
At 1 January 2013	1,826,358		9,574	246	1,836,178
Additions	32,410		–	–	32,410
Impact of intra-group transfers	(22,156)		–	–	(22,156)
Fair value change	–		–	(130)	(130)
At 31 December 2013	1,836,612		9,574	116	1,846,302
Provision for impairment
At 1 January 2013	(985,632)		(1,247)	–	(986,879)
Charge for the year	(98,590	)(a)	–	–	(98,590)
Impact of intra-group transfers	(48,771)		–	–	(48,771)
At 31 December 2013	(1,132,993)		(1,247)	–	(1,134,240)
Net book value
At 1 January 2013	840,726		8,327	246	849,299
At 31 December 2013	703,619		8,327	116	712,062

(a) Including US$110.7 million adjustment to reflect changes in the value of the Group’s investment in IRC Limited (note 7).

4. Debtors

	2013	2012
	US$’000	US$’000
Owed by Group companies	791,891	743,359
VAT recoverable	288	222
Other debtors	1,243	22,081
	793,422	765,662
Due within one year	472,614	465,662
Due after more than one year	320,808	300,000
	793,422	765,662

5. Creditors

	2013	2012
	US$’000	US$’000
Due to Group companies	296,382	321,267
Bank loans	522,142	571,908
Trade creditors	1,801	3,732
Accruals and other creditors	1,087	7,267
	821,412	904,174
Due within one year	286,467	330,013
Due after more than one year	534,945	574,161
	821,412	904,174

170 Petropavlovsk Annual Report 2013

6. Taxation

As at 31 December 2013, the Company has tax losses available to carry forward in the amount of US$139.3 million (2012: US$143.3 million).

7. Statement of reserves and reconciliation of movement in shareholders’ funds

					Convertible
	Share	Share	Merger		bond		Own	Other	Retained
	capital	premium	reserve		reserve	(a)	shares (c)	reserves	earnings	Total
	US$’000	US$’000	US$’000		US$’000		US$’000	US$’000	US$’000	US$’000
Balance at 1 January 2012	2,891	377,140	331,704		59,032		(14,835)	13,859	135,155	904,946
Loss for the year, including transfer
from merger reserve	–	–	(201,693	) (d)	–		–	–	41,737	(159,956)
Dividends	–	–	–		–		–	–	(35,022)	(35,022)
Share based payments	–	–	–		–		–	4,427	–	4,427
Vesting of awards within
Petropavlovsk PLC LTIP	–	–	–		–		352	(313)	(39)	–
Awards within Petropavlovsk PLC
LTIP forfeited	–	–	–		–		–	(453)	453	–
Employee’s option lapsed	–	–	–		–		–	(42)	42	–
Revaluation of available-for-sale
investments	–	–	–		–		–	(298)	–	(298)
Balance at 1 January 2013	2,891	377,140	130,011		59,032		(14,483)	17,180	142,326	714,097
Loss for the year, including transfer
from merger reserve	–	–	(110,746	) (d)	–		–	–	90,578	(20,168)
Dividends (b)	–	–	–		–		–	–	(5,774)	(5,774)
Bonus Share issue (e)	150	(149)	–		–		(1)	–	–	–
Share based payments	–	–	–		–		–	3,878	–	3,878
Vesting of awards within
Petropavlovsk PLC LTIP	–	–	–		–		1,807	(1,608)	(199)	–
Buy-back of Convertible Bonds	–	–	–		(10,797)		–	–	10,797	–
Revaluation of available-for-sale
investments	–	–	–		–		–	(130)	–	(130)
Balance at 31 December 2013	3,041	376,991	19,265		48,235		(12,677)	19,320	237,728	691,903

(a)	On 15 February 2010, Petropavlovsk 2010 Limited issued US$380 million bonds which are convertible into redeemable preference shares in Petropavlovsk 2010 Limited and are guaranteed by, and will be exchangeable immediately upon issuance, for ordinary shares in Petropavlovsk PLC. The Company has recognised the exchange option in equity, and its value has been determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This amount is not subsequently re-measured. The provision of the exchange option to Petropavlovsk 2010 Limited has been recognised as a capital contribution to that entity. Details on Convertible Bonds are set out in note 20 to the consolidated financial statements.
(b)	Note 12 to the consolidated financial statements.
(c)	The reserve for own shares arises in connection with the Employees Benefi Trust (EBT), a discretionary trust established and operated in conjunction with the Group’s long-term incentive plans (LTIPs). Details of the Group’s LTIPs are set out in note 29 to consolidated financial statements. The amount of the reserve represents the deduction in arriving at shareholders’ funds for the consideration paid for the Company’s shares purchased by the trust which have not vested unconditionally in employees at the balance sheet date.
(d)	Being adjustment to reflect changes in the value of the Group’s investment in IRC Limited (note 3).
(e)	Note 23 to the consolidated financial statements.

Petropavlovsk Annual Report 2013 171

Notes to the Company Financial Statements continued

For the year ended 31 December 2013

8. Parent company guarantees

The Company provided a number of corporate guarantees on behalf of certain subsidiaries. Please also see note 27 to the consolidated financial statements.

9. Operating lease arrangements

At the balance sheet date, the Company had outstanding commitments for future minimum lease payments under a non-cancellable operating lease for office premises, which fall due as follows:

	2013	2012
	US$’000	US$’000
Expiring:
Within one year	354	223
Within two to five years	524	–
	878	223

10. Directors’ remuneration

There were six Executive Directors who held office at the end of the year (2012: five Executive Directors who held office at the end of the year). Details of Directors’ remuneration are provided in the Directors’ Remuneration Report on pages 87 to 103 of this Annual Report.

11. Subsequent events

Please see note 34 to the consolidated financial statements.

172 Petropavlovsk Annual Report 2013